Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BETWEEN

LONE STAR GATHERING, L.P.

AS SELLER

AND

PENN VIRGINIA RESOURCE PARTNERS, L.P.

AS PURCHASER

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EXHIBITS

Exhibit A	Master Conveyance, Assignment and Bill of Sale

Exhibit B	Deposit Escrow Agreement

Exhibit C	[Intentionally Omitted]

Exhibit D	Indemnity Agreement

Exhibit E	Transfer Restriction Letter

Exhibit F	Transition Services Agreement

Exhibit G	Non-Compete Agreement

Exhibit H	Unit Escrow Agreement

SCHEDULES

Schedule 1	Retained Seller Obligations

Schedule 1.2(a)	Facilities

Schedule 1.2(b)	Easements

Schedules 1.2(c-1), 1.2(c-2) and 1.2(c-3)	Leases

Schedule 1.2(d)	Properties

Schedule 1.2(e)	Equipment

Schedule 1.2(f)	Contracts

Schedule 2.3	Allocation of Closing Purchase Price for Tax Purposes

Schedule 2.5(a)	Catchment Area

Schedule 5.7	Litigation

Schedule 5.8	Taxes and Assessments

Schedule 5.9	Compliance with Laws

Schedule 5.10	Contract Matters

Schedule 5.11	Governmental Authorizations

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Schedule 5.15	Transfer Requirements

Schedule 5.16	Capital Commitments

Schedule 5.20	Disclosed Liabilities

Schedule 5.22	Insurance

Schedule 5.24(a)	Employee Benefit Plans

Schedule 5.24(b)	Employee Benefit Matters

Schedule 7.6	Operation of Business

Schedule 7.13	Liens

Schedule 8.2(g)	Third Party Consents

Schedule 12.5	Bonds to be Replaced

DEFINITIONS

“AAA” has the meaning set forth in Section 3.4(f).

“Adjusted Closing Purchase Price” shall mean the Unadjusted Closing Purchase Price after calculating and applying the adjustments set forth in Section 2.2.

“Adjustment Period” has the meaning set forth in Section 2.2(a).

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. “Control” means ownership of fifty percent (50%) or more of the voting interest (stock or otherwise) of such Person.

“Agreement” means this Purchase and Sale Agreement.

“Aggregate Title Deductible” has the meaning set forth in Section 3.4(g).

“Amended Gas Gathering Agreement” has the meaning set forth in Section 1.3(j).

“Assessment” has the meaning set forth in Section 4.1.

“Assets” has the meaning set forth in Section 1.2.

“Assumed Seller Obligations” has the meaning set forth in Section 11.3.

“Audit Firm” has the meaning set forth in Section 7.7(b).

“Benefit Plans” means each “employee benefit plan”, as defined in Section 3(3) of ERISA, each employment, severance or similar contract, plan arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by Seller or any ERISA Affiliate and covers any employee or former employee of the plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof.

“Business Day” means each calendar day except Saturdays, Sundays and Federal holidays.

“Catchment Area” means the area depicted on Schedule 2.5(a) attached hereto.

“Claim” or “Claims” has the meaning set forth in Section 11.4(a).

“Claim Notice” has the meaning set forth in Section 11.5(b).

“Closing” has the meaning set forth in Section 9.1(a).

“Closing Date” has the meaning set forth in Section 9.1(b).

“Closing Payment” has the meaning set forth in Section 9.4(a).

“Closing Purchase Price” has the meaning set forth in Section 2.1.

“Code” has the meaning set forth in Section 2.3.

“Competing Transaction” has the meaning set forth in Section 7.12.

“Confidentiality Agreement” has the meaning set forth in Section 7.1(a).

“Contingent Payment Amount” has the meaning set forth in Section 2.5(b).

“Contingent Payment Assets” means the gas gathering and processing assets owned by Purchaser which in their entirety are part of the Assets and which are located within the Catchment Area.

“Contingent Payment Period” has the meaning set forth in Section 2.5(a).

“Contingent Payment Value” has the meaning set forth in Section 2.5(c).

“Contracts” has the meaning set forth in Section 1.2(f).

“Competing Business” has the meaning set forth in Section 7.1(b).

“Cure Period” has the meaning set forth in Section 3.4(b).

“DBRS” means DBRS Limited, and its successors.

“Deductible” has the meaning set forth in Section 11.7(c).

“Deemed Gathering and Processing Fees” means, with respect to any Measuring Period, an amount equal to the sum of (a) the product obtained by multiplying (i) the actual revenue volume of all Qualified Gas gathered by Purchaser through its gas gathering assets pursuant to Non-Fee Contracts during such Measuring Period by (ii) the volume weighted-average gathering fee charged by Purchaser per MMbtu during such Measuring Period pursuant to Fee Contracts in respect of Qualified Gas gathered by Purchaser through its gas gathering assets during such Measuring Period plus (b) the product obtained by multiplying (i) the actual revenue volume of all Qualified Gas processed by Purchaser pursuant to Non-Fee Contracts during such Measuring Period by (ii) the volume weighted-average processing fee charged by Purchaser per MMbtu during such Measuring Period pursuant to Fee Contracts in respect of Qualified Gas processed by Purchaser during such Measuring Period. Any reference to Purchaser in this paragraph also includes a reference to Purchaser’s Affiliates.

“Defensible Title” has the meaning set forth in Section 3.2.

“Deposit” has the meaning set forth in Section 2.4.

“DTPA” has the meaning set forth in Section 11.9(a).

“Easements” has the meaning set forth in Section 1.2(b).

“Effective Time” has the meaning set forth in Section 1.4(a).

“Environmental Laws” means and includes, as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related Law, whether local, state, territorial or national, of any Governmental Body having jurisdiction over the Assets and any related operations addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.

“Environmental Liabilities” shall mean any and all environmental response costs (including costs of investigation and/or remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed or required to be incurred (i) pursuant to any order, notice of responsibility, directive, regulatory requirement (including requirements embodied in Environmental Laws), injunction, judgment or similar obligation, act or requirement (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial or corrective action or obligation under, any Environmental Laws which are attributable to the ownership, operation or condition of the Assets prior to the Title Claim Date or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership, operation or condition of the Assets prior to the Title Claim Date.

“Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA (including but not limited to any employee benefit plan, such as a foreign plan, that is not subject to the provisions of ERISA) and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, collective bargaining agreement, vacation, severance, disability, death benefit, hospitalization or insurance plan providing benefits to any present or former employee or contractor of Seller which is sponsored, maintained or contributed to by Seller or has been so sponsored, maintained or contributed to within six years prior to the Closing Date.

“Equipment” has the meaning set forth in Section 1.2(e).

“ERISA” mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business under common control with Seller within the meaning of Section 4001(b)(1) of ERISA.

“Equity Payment” has the meaning set forth in Section 9.4(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any Person which, together with Seller, would be treated as a single employer under Section 414 of the Code.

“Escrow Agent” has the meaning set forth in Section 2.4.

“Deposit Escrow Agreement” has the meaning set forth in Section 2.4.

“Escrow Units” has the meaning set forth in Section 9.4(a)(ii).

“Exchange Act” has the meaning set forth in Section 6.11.

“Excluded Assets” has the meaning set forth in Section 1.3.

“Facilities” has the meaning set forth in Section 1.2(a).

“Fee Contract” means any contract between Purchaser and another Person pursuant to which Qualified Gas is gathered by Purchaser through its gas gathering assets and/or processed by Purchaser and, in either case, Purchaser is paid a fee solely (or primarily) for such gathering and/or processing services. For the avoidance of doubt, all the gas gathering Contracts identified on Schedule 1.2(f) attached hereto are the type of contracts that constitute Fee Contracts. Any reference to Purchaser in this paragraph also includes a reference to Purchaser’s Affiliates.

“Financial Statements” has the meaning set forth in Section 7.7(a).

“First Contingent Payment Amount” has the meaning set forth in Section 2.5(a).

“First Trigger Event” has the meaning set forth in Section 2.5(a).

“Fitch” means Fitch, Inc., a subsidiary of Fimilac, S.A., and its successors.

“GAAP” means United States generally accepted accounting principals consistently applied.

“Gas Gathering Agreement” has the meaning set forth in Section 1.3(j).

“Gas Gathering and Processing Revenues” has the meaning set forth in Section 2.5(e).

“Governmental Authorizations” has the meaning set forth in Section 5.11.

“Governmental Body” or “Governmental Bodies” means any federal, state, local, municipal or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Hazardous Substances” shall mean any solid, liquid or gaseous substance that is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant” or “contaminant,” or otherwise classified as hazardous

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or toxic, in or pursuant to any Environmental Law, including, but not limited to, asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives or radioactive materials, or any petroleum, hydrocarbons, hydrocarbon products, natural gas liquids, crude oil or any components, fractions or derivatives thereof, oil or gas exploration or production waste, natural gas or synthetic gas, or any mixtures thereof.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” shall mean over-deliveries or under-deliveries by Seller with respect to Hydrocarbons which are the subject of any Contract.

“Indemnified Party” has the meaning set forth in Section 11.5(a).

“Indemnifying Party” has the meaning set forth in Section 11.5(a).

“Indemnity Claim” has the meaning set forth in Section 11.5(b).

“Independent Accountants” has the meaning set forth in Section 2.5(e)(ii).

“Invasive Activity” has the meaning set forth in Section 4.1.

“Investment Grade” means a rating of BBB- or better by DBRS (or its equivalent under any successor rating categories of DBRS), a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P), a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) or the equivalent investment grade credit rating from any other Rating Agency selected by the Qualified Transferee.

“Laws” means all statutes, laws, rules, regulations, ordinances, orders and codes of Governmental Bodies.

“Leases” has the meaning set forth in Section 1.2(c).

“Lone Star Gas Gathering Agreement” has the meaning set forth in Section 7.16.

“Material Adverse Effect” means any effect that is reasonably expected to have an adverse effect on (x) the ownership, operation or value of the Assets, as currently operated or (y) the ability of Seller to perform its obligations under this Agreement; provided, however, that “Material Adverse Effect” shall not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon gathering and/or transportation industry generally) and (iv) any effect resulting from a change in Laws or regulatory policies, which in the cases of clauses (ii), (iii) and (iv) does not include any events or circumstances that have a disproportionate effect on Seller as compared with other entities operating in its markets or industries or serving such markets.

“Material Contracts” has the meaning set forth in Section 5.10.

“Measuring Period” has the meaning set forth in Section 2.5(a).

“Mesa” has the meaning set forth in Section 1.3(j).

“Moody’s” means Moody’s Investors Service Inc., a subsidiary of Moody’s Corporation, and its successors.

“NGA” has the meaning set forth in Section 5.14.

“NGPA” has the meaning set forth in Section 5.14.

“Non-Compete Agreement” has the meaning set forth in Section 9.2(h).

“Non-Fee Contract” means any contract or arrangement pursuant to which Qualified Gas is gathered by Purchaser through its gas gathering assets and/or processed by Purchaser under any contract or arrangement other than a Fee Contract. By way of example, if Purchaser buys Qualified Gas and gathers and/or processes such gas through its gas gathering and/or processing assets for its own account before reselling such gas, such arrangement constitutes a Non-Fee Contract. Any reference to Purchaser in this paragraph also includes a reference to Purchaser’s Affiliates.

“NORM” means naturally occurring radioactive material.

“PBGC” means the Pension Benefit Guaranty Corporation.

“NYSE” means the New York Stock Exchange.

“Party” and “Parties” have the meaning set forth in the introductory paragraph hereof.

“Permitted Assignee” has the meaning set forth in Section 9.2.

“Permitted Encumbrances” has the meaning set forth in Section 3.3.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Preference Right” shall mean any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Properties” has the meaning set forth in Section 1.2(d).

“Property Costs” has the meaning set forth in Section 1.4(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” means Penn Virginia Resources Partners, L.P., a Delaware limited partnership.

“Purchaser Confidential Information” means any materials prepared or received by Purchaser or its counsel, accountants or other advisors related to any Claims involving Seller.

“Purchaser Indemnitees” shall mean Purchaser, Purchaser’s Affiliates, joint owners and venturers, co-lessees and partners, and Purchaser’s contractors and each of their respective officers, directors, employees, agents, representatives, subcontractors, successors and permitted assigns.

“Purchaser’s Accountants” has the meaning set forth in Section 2.5(e).

“PVG” means Penn Virginia GP Holdings, L.P., a Delaware limited partnership.

“PVG Common Units” means the common units representing limited partner interests of PVG.

“PVR Average Volume Weighted Price” has the meaning set forth in Section 2.5(c).

“PVR Common Units” means the common units representing limited partner interests of Purchaser.

“Qualified Gas” means gas produced from any well located within the Catchment Area.

“Qualified Transferee” means a Person to which Purchaser transfers all or substantially all of the Contingent Payment Assets, which Person either (a) has debt that is rated Investment Grade by a Rating Agency or (b) has total assets (as determined in accordance with GAAP) of at least $750 million and a ratio of total debt (as determined in accordance with GAAP) to earnings before interest, taxes, depreciation and amortization of less than 4:1.

“Rating Agency” means (a) each of DBRS, Moody’s, S&P and Fitch or (b) if any of DBRS, Moody’s, S&P or Fitch ceases to rate the debt of the Qualified Transferee or fails to make a rating of such debt publicly available, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934, selected by the Qualified Transferee as a replacement agency for DBRS, Moody’s, S&P or Fitch.

“Records” has the meaning set forth in Section 1.2(g).

“REGARDLESS OF FAULT” has the meaning set forth in Section 11.4(a).

“Retained Asset” has the meaning set forth in Section 7.8(b).

“Retained Seller Obligations” means the following:

(a)	all amounts incurred and/or paid by Seller or any of its Affiliates in respect of indebtedness for borrowed money, including principal, interest, fees, prepayment penalties and premium;

(b)	all amounts incurred and/or paid by Seller to any of its Affiliates or direct or indirect owners;

(c)	all amounts incurred and/or paid by Seller or obligations owed by Seller to any employee, consultant, broker, investment banker, officer or director or any similar

Person (including, without limitation, amounts in respect of salaries, wages, bonuses, change of control payments, success fees, Benefit Plans, investment banking fees and brokers’ fees) other than wages and salaries paid by Seller to its employees in the ordinary course of its business in respect of employment with Seller during the Adjustment Period provided that such wages and salaries are not greater than as set forth on Schedule 1;

(d)	all amounts incurred and/or paid by Seller in connection with the actions, suits and proceedings identified in Schedule 5.7;

(e)	all amounts incurred and/or paid by Seller in connection with the injury or death to any natural person attributable to or arising out of Seller’s ownership or operation of the Assets prior to the Closing;

(f)	all fines or civil, criminal or regulatory penalties that have been or may be levied by a Governmental Body for a violation of Environmental Laws with respect to the Assets which occurred prior to the Effective Time;

(g)	all obligations contained in the letter of intent, dated July 21, 2006, as amended, between Energy Transfer Fuel, LP and Lone Star Gathering, L.P.;

(h)	all federal, state, local or foreign income or franchise Taxes and any other Taxes due from Seller that relate to Seller’s business generally or which are otherwise not included in Property Costs;

(i)	subject to Section 7.16, the Amended Gas Gathering Agreement; and

(j)	all obligations associated with any of the Excluded Assets.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“SEC” has the meaning set forth in Section 6.11.

“SEC Documents” has the meaning set forth in Section 6.11.

“Second Contingent Payment Amount” has the meaning set forth in Section 2.5(b).

“Second Trigger Event” has the meaning set forth in Section 2.5(b).

“Securities Act” has the meaning set forth in Section 5.23(b).

“Seller” means Lone Star Gathering, L.P., a Texas limited partnership.

“Seller Indemnitees” shall mean Seller, Seller’s Affiliates, joint owners and venturers, co-lessees and partners, and Seller’s contractors, and each of their respective officers, directors, employees, agents, representatives, subcontractors, successors and permitted assigns.

“Sundance” has the meaning set forth in Section 1.3(j).

“Tax Allocated Value” has the meaning set forth in Section 2.3.

“Taxes” means (a) all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, estimated, excise, fuel, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, employment, unemployment, social security, disability, payroll or withholding taxes, unclaimed property or escheat obligations or other governmental fees or charges imposed by any Governmental Body, including any interest, penalties or additional amounts which may be imposed with respect thereto and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated, combined or unitary group for any period, as a successor or transferee or as a result of any express or implied obligation to indemnify any other Person.

“Tax Returns” has the meaning set forth in Section 5.8.

“Title Arbitrator” has the meaning set forth in Section 3.4(f).

“Title Claim Date” has the meaning set forth in Section 3.4(a).

“Title Defect” has the meaning set forth in Section 3.2.

“Title Defect Amount” has the meaning set forth in Section 3.4(c).

“Title Defect Notice” has the meaning set forth in Section 3.4(a).

“Title Defect Property” has the meaning set forth in Section 3.4(a).

“Trading Day” has the meaning set forth in Section 2.5(c).

“Transfer Documents” has the meaning set forth in Section 1.6.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein, other than any consent of, notice to, filing with or other action by Governmental Bodies in connection with the sale or conveyance of any Asset therein, if they are not required prior to the assignment of such Assets or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Restriction Letters” has the meaning set forth in Section 9.2(e).

“Transition Services Agreement” has the meaning set forth in Section 9.2(f).

“Ultimate General Partner” has the meaning set forth in Section 9.2(d).

“Unadjusted Closing Purchase Price” has the meaning set forth in Section 2.1.

“Unit Escrow Agent” means Wells Fargo Bank, N.A. or such other financial institution as may be agreed to by the Parties.

“Unit Escrow Agreement” has the meaning set forth in Section 9.2(j).

PURCHASE AND SALE AGREEMENT

This Agreement is executed on June 17, 2008, by and between Lone Star Gathering, L.P., a Texas limited partnership, as “Seller”, and Penn Virginia Resource Partners, L.P., a Delaware limited partnership, as “Purchaser”. Seller and Purchaser are collectively referred to herein as “Parties” and individually referred to as a “Party”.

RECITALS

A. Seller owns certain pipelines, facilities and related assets located in Bosque, Erath, Hamilton, Hill, Johnson and Somervell Counties, Texas, more fully described in the Schedules and Exhibits hereto.

B. Seller desires to sell to Purchaser and Purchaser desires to purchase from Seller the properties and rights of Seller hereafter described in the manner and upon the terms and conditions hereafter set forth.

C. Capitalized terms used herein shall have the meanings ascribed to them in this Agreement as such terms are identified and/or defined in the preceding Definitions section hereof.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound by the terms hereof, agree as follows:

ARTICLE 1

PURCHASE AND SALE

Section 1.1 Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, transfer and convey the Assets to Purchaser, and Purchaser agrees to purchase, accept and pay for the Assets and to assume the Assumed Seller Obligations attributable to the Assets.

Section 1.2 Assets.

As used herein, the term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate in and to all real, personal, recorded, unrecorded, movable, immovable, tangible and intangible property and assets of whatever nature and wherever located, including, without limitation, in and to the following (but excluding the Excluded Assets):

(a) All pipelines, compressors and meters located in Bosque, Erath, Hamilton, Hill, Johnson and Somervell Counties, Texas, including, without limitation, the pipelines, compressors and meters having a current approximate location as listed and described in Schedule 1.2(a), together with all fixtures and appurtenances associated with the maintenance or operation of any of the aforesaid pipelines, compressors and meters as of the date of this Agreement and any additions thereto prior to the Closing (such fixtures and appurtenances shall include but shall not be limited to valves, fittings, meters, cathodic protection ground beds, anodes, rectifiers, transformers and all other cathodic protection devices) (all of the pipelines, compressors, meters, fixtures and appurtenances referred to in this Section 1.2(a) shall be hereinafter collectively referred to as the “Facilities”);

(b) All rights-of-way, easements, permits, servitudes and licenses associated with or related to the Facilities (such rights-of-way, easements, permits, servitudes and licenses shall collectively be referred to hereinafter as the “Easements”), including, without limitation, those listed in Schedule 1.2(b);

(c) All leases associated with or related to the Facilities, including, without limitation, those surface leases listed in Schedule 1.2(c-1) and those pipeline leases listed in Schedule 1.2(c-2), and all equipment and vehicle leases used or held for use in connection with Seller’s business relating to the Assets, including, without limitation, those listed in Schedule 1.2(c-3) (such lease or leases, whether one or more and whether or not identified on the aforesaid Schedules, shall collectively be referred to as the “Leases”);

(d) All fee property interests associated with or related to the Facilities (such properties, whether one or more, shall collectively be referred to as the “Properties”), including, without limitation, those listed in Schedule 1.2(d);

(e) All items of personal property used or held for use in connection with Seller’s business (collectively, the “Equipment”), including, without limitation, all vehicles, machinery, equipment, furniture, files, records and operating inventories, including, without limitation, chemicals, lubrications, fuels, corrosion inhibitors, field supplies and office supplies located at the Facilities and at the Cleburne, Texas office located at 15 South Main Street, Wright Plaza, Suite 203, Cleburne, Texas 76033 (including, without limitation, those items of personal property listed on Schedule 1.2(e));

(f) All contracts, agreements and instruments by which the Facilities or Properties are bound, or that relate to or are otherwise applicable to the Facilities or Properties (collectively, the “Contracts”), including, without limitation, transportation and gathering agreements, including, without limitation, those identified on Schedule 1.2(f), except to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8 and provided, however, that “Contracts” shall not include the instruments constituting the Leases;

(g) All files relating to the Facilities, Easements, Leases, Properties, Equipment and Contracts and all computer and communications software or intellectual property presently or as of the Closing used for the operation of the Assets and located on the Facilities and/or within the possession and control of Seller (including, without limitation, codes, tapes, data and program documentation and related technical information); land surveys; maps; land files; contract files; gas gathering and processing files; abstracts; title opinions; engineering data and reports; and all other corporate, financial and franchise tax and legal records of Seller that relate to Seller’s business generally (to the extent relating to the Assets), and all books, records and files that relate to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.8, (ii) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions, if any, related to the Properties, Easements or Leases), and (iii) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”);

(h) To the extent Seller owns natural gas as linepack, such natural gas linepack shall be included within the definition of Assets and transferred to Purchaser as part of the Closing Purchase Price. Custody of and responsibility for such natural gas linepack, together with natural gas, natural gas liquids linepack and tankfill subject to the ownership rights of third party shippers shall be transferred to Purchaser at the Effective Time; and

(i) The causes of action described on Schedule 5.7 that involve condemnation proceedings by which Seller is seeking to condemn property of a third party.

Section 1.3 Excluded Assets.

Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the purchase and sale contemplated hereby (collectively, the “Excluded Assets”):

(a) all corporate, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (to the extent not relating to the Assets), and all books, records and files that relate to the Excluded Assets;

(b) all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(c) all trade credits, account receivables, note receivables and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(d) all rights, titles, claims and interests of Seller or any Affiliate of Seller to or under any policy or agreement of insurance or any insurance proceeds except to the extent (i) provided in Section 3.5 or (ii) such policy or agreement or proceeds relate to any Assumed Seller Obligation;

(e) any patent, patent application, logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(f) all items of personal property of Seller located in the ordinary course of Seller’s business at its Irving, Texas office located at 300 E. John Carpenter Freeway, Suite 800, Irving, Texas 75062 including, but not limited to, the office equipment, furniture, computers, copiers and fax machines located there in such ordinary course of business;

(g) all computer software and other intellectual property that cannot be transferred as referred to in Section 1.2(g);

(h) all Employee Benefit Plans and all assets or funds held in trust or otherwise associated with or used in connection with the Employee Benefit Plans;

(i) the letter of intent dated July 21, 2006, as amended, between Energy Transfer Fuel, LP and Lone Star Gathering, L.P. (but the Assets do include all of the assets referenced therein, including assets conveyed by Energy Transfer Fuel, LP and all contracts to be entered into to the extent such contracts have been entered into);

(j) subject to Section 7.16, the Gas Gathering Agreement effective as of March 17, 2005, by and among Seller, Sundance Resources, Inc. (“Sundance”) and Mesa Petroleum

Partners LP (“Mesa”) (the “Gas Gathering Agreement”), as amended by Amendment No. 1, dated and effective as of February 1, 2006 and amended by Amendment No. 2, dated as of June 13, 2008 (such amendments, together with the Gas Gathering Agreement, the “Amended Gas Gathering Agreement”); and

(k) all employment and similar contracts.

Section 1.4 Effective Time; Proration of Costs and Revenues.

(a) Subject to Section 1.5, possession of the Assets shall be transferred from Seller to Purchaser at the Closing, but certain financial benefits and burdens of the Assets shall be transferred effective as of 7:00 A.M., Central Time, on July 1, 2008 (the “Effective Time”), as described below.

(b) Purchaser shall be entitled to all income, proceeds, receipts and credits earned with respect to the Assets at or after the Effective Time and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred at and after the Effective Time. Seller shall be entitled to all income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time and shall be responsible for (and entitled to any refunds with respect to) all Property Costs incurred prior to the Effective Time; and Seller shall be responsible from and after the Closing for all Retained Seller Obligations and Purchaser shall have no liability in respect thereof. “Earned” and “incurred”, as used in this Agreement, shall be interpreted in accordance with GAAP. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including, without limitation, costs of insurance and ad valorem, property and severance Taxes attributable to ownership or operation of the Assets, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business, but excluding liabilities, losses, costs and expenses attributable to (i) Claims for personal injury or death, property damage or violation of any Law, (ii) obligations to dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Facilities under applicable Environmental Laws and (iv) the Retained Seller Obligations. For purposes of this Section 1.4, determination of whether Property Costs are attributable to the period before or after the Effective Time shall be based on when services are rendered, when the goods are delivered, or when the work is performed. For clarification, the date an item or work is ordered is not the date of a pre-Effective Time transaction for settlement purposes, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, shall be the relevant date. Seller shall provide to Purchaser, no later than five (5) Business Days prior to the Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Closing Purchase Price pursuant to Section 2.2 hereof that will be used to determine the Closing Payment. Ad valorem and property Taxes, right-of-way fees, insurance premiums and other Property Costs that are paid periodically shall be prorated based on the number of days in the applicable period ending on and including the date before the day of the Effective Time and the number of days in the applicable period beginning on the day of the Effective Time, except that Hydrocarbon production, severance and similar Taxes shall be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time. In each case, Purchaser shall be responsible for the portion allocated to the period at and after the Effective Time, and Seller shall be responsible for the portion allocated to the period before the Effective Time.

Section 1.5 Delivery and Maintenance of Records.

(a) Seller, at Purchaser’s sole cost and expense shall deliver the Records to Purchaser within ten (10) days following the Closing. Seller may retain copies of any Records and shall have access to the Records following the Closing as provided below. Seller agrees to use the Records only for Seller’s legitimate business purposes that relate to any right, liability or obligation of Seller hereunder.

(b) Purchaser, or its successors or assigns, for a period of seven (7) years following the Closing, will (i) retain the Records, (ii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access to the Records during normal business hours for review and copying at Seller’s sole cost and expense and (iii) provide Seller, its Affiliates, and its and their officers, employees and representatives with access, during normal business hours, to materials, other than Purchaser Confidential Information, received or produced after the Closing relating to any Indemnity Claim made under Section 11.4 of this Agreement for review and copying at Seller’s expense; provided, however, that Purchaser shall have the right to terminate its obligations under this Section 1.5(b) upon providing Seller with (A) at least ninety (90) days’ advance written notice of its intention to terminate the retention of the Records and (B) a reasonable opportunity during normal business hours during such 90-day period to copy the Records at Seller’s expense.

Section 1.6 Bill of Sale, Assignments, Conveyances.

At the Closing, Seller shall deliver to Purchaser (or the Permitted Assignee) a Master Conveyance, Assignment and Bill of Sale in the form attached to this Agreement as Exhibit A, together with such other forms of conveyance documents as may reasonably be requested by Purchaser (collectively, the “Transfer Documents”), collectively transferring to Purchaser all of Seller’s right, title and interest in and to the Assets.

ARTICLE 2

PURCHASE PRICE

Section 2.1 Purchase Price.

The purchase price (the “Purchase Price”) for the Assets shall be the sum of (a) $160,000,000 (the “Unadjusted Closing Purchase Price”), adjusted as provided in Sections 2.2 and 9.4 and payable as provided in Section 9.4 (as so adjusted, the “Closing Purchase Price”), (b) $5,000,000 in cash to be paid (subject to Section 2.5(i)) by Purchaser on or prior to December 31, 2009 and (c) the Contingent Payments (subject to Section 2.5(i)), if any, if, as and when such payments become due and payable as provided in Section 2.5.

Section 2.2 Adjustments to Closing Purchase Price.

The Unadjusted Closing Purchase Price for the Assets shall be adjusted as follows with all such amounts being determined in accordance with GAAP:

(a) Reduced by the aggregate amount of all income, proceeds, receipts and credits received by Seller at or after the Effective Time and prior to the Closing (the “Adjustment Period”);

(b) [Intentionally Omitted];

(c) If Purchaser makes the election under Section 3.4(c)(i) with respect to a Title Defect, subject to the Aggregate Title Deductible, reduced by the Title Defect Amount with respect to such Title Defect, if the Title Defect Amount has been determined prior to the Closing;

(d) Increased by the amount of all Property Costs and other costs attributable to Seller’s ownership and operation of the Assets during the Adjustment Period and which are paid by Seller prior to the Closing, except (i) any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a), (ii) amounts paid by Seller in connection with curing or attempting to cure any Title Defect (or alleged Title Defect) or breach (or alleged breach) by Seller (or amounts paid which have the effect of curing or attempting to cure any Title Defect (or alleged Title Defect) or breach (or alleged breach) by Seller) of this Agreement, (iii) amounts paid by Seller in connection with any action or activity which is in breach of this Agreement by Seller and (iv) amounts paid by Seller in connection with any Retained Seller Obligations;

(e) Reduced to the extent provided in Section 3.4(c); and

(f) Increased or reduced as agreed upon in writing by Seller and Purchaser.

Section 2.3 Allocation of Closing Purchase Price for Tax Purposes.

Concurrent with the execution of this Agreement, Purchaser and Seller will agree upon an allocation of the Unadjusted Closing Purchase Price among the Assets, in compliance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations thereunder. Such allocation of value shall be attached to this Agreement as Schedule 2.3. The “Tax Allocated Value” for any Asset equals the portion of the Unadjusted Closing Purchase Price allocated to the class of assets that includes such Asset on Schedule 2.3, increased or reduced as described in this Article 2, and as further allocated to such Asset as determined appropriate by the Parties. Any adjustments to the purchase price for the Assets as determined for federal income tax purposes, including any adjustments pursuant to Section 2.1(b) or (c) but not including the adjustments provided for in Section 2.2, shall be applied on a pro rata basis to the amounts set forth on Schedule 2.3 for all Assets. After all such adjustments are made, any adjustments to such purchase price pursuant to Section 2.2 shall be applied to the amounts allocated to particular affected Assets. After Seller and Purchaser have agreed on the Tax Allocated Values for the Assets, Seller will be deemed to have accepted such Tax Allocated Values for purposes of this Agreement and the transactions contemplated hereby, but otherwise makes no representation or warranty as to the accuracy of such values, and Seller and Purchaser agree that such values shall not limit the amount of damages that may be claimed under the other provisions of this Agreement. Seller and Purchaser agree (i) that the Tax Allocated Values shall be used by Seller and Purchaser as the basis for reporting asset values and other items for purposes of all federal, state and local Tax Returns, including, without limitation, Internal Revenue Service Form 8594 to the extent the transactions contemplated by this Agreement are treated as a taxable sale of Assets for federal income tax purposes and (ii) that neither they nor their Affiliates will take positions inconsistent with the Tax Allocated Values in notices to Governmental Bodies or in audit or other proceedings with respect to Taxes except as otherwise required by Laws.

Section 2.4 Deposit.

Upon the execution of this Agreement, Purchaser has paid to Wells Fargo Bank, N.A. (the “Escrow Agent”) a cash earnest money deposit in an amount equal to $16,000,000 (the

“Deposit”). The Deposit shall be held in accordance with that certain Deposit Escrow Agreement as of the date hereof, among Seller, Purchaser and the Escrow Agent, a copy of which is attached hereto as Exhibit B (the “Deposit Escrow Agreement”), and applied against the Closing Purchase Price and the Closing Payment if the Closing occurs, or shall be otherwise distributed in accordance with the terms of this Agreement and the Deposit Escrow Agreement. In the event that the Closing occurs, the Deposit, together with all interest that has been earned thereon, shall be distributed to Seller in accordance with the Deposit Escrow Agreement and applied to the Closing Payment pursuant to Section 9.4(a)(i).

Section 2.5 Contingent Payments.

(a) Subject to the terms and conditions of this Section 2.5, Purchaser shall be obligated to pay Seller a single lump sum amount (the “First Contingent Payment Amount”) equal to $30,000,000 in the event (but only in the event) that, during the period beginning on the Closing Date and ending on June 30, 2013 (the “Contingent Payment Period”), Gas Gathering and Processing Revenues generated during any period of four consecutive fiscal quarters (a “Measuring Period”) exceeds $7,948,714 (the “First Trigger Event”). In no event will the aggregate amount payable under this Section 2.5(a) in respect of all Measuring Periods exceed $30,000,000. If no First Trigger Event occurs during any Measuring Period, then Purchaser shall not be obligated to pay, and Seller shall not be entitled to receive, any amounts under this Section 2.5(a).

(b) Subject to the terms and conditions of this Section 2.5, Purchaser shall be obligated to pay Seller a single lump sum amount (the “Second Contingent Payment Amount” and, together with the First Contingent Payment Amount, the “Contingent Payment Amounts”) equal to $25,000,000 in the event (but only in the event) that, during the Contingent Payment Period, Gas Gathering and Processing Revenues generated during any Measuring Period exceeds $18,371,894 (the “Second Trigger Event”). In no event will the aggregate amount payable under this Section 2.5(b) in respect of all Measuring Periods exceed $25,000,000. If no Second Trigger Event occurs during any Measuring Period, then Purchaser shall not be obligated to pay, and Seller shall not be entitled to receive, any amounts under this Section 2.5(b).

(c) Purchaser may make payment of any Contingent Payment Amount, at the sole option of Purchaser, either (i) in cash, (ii) through the issuance of PVR Common Units at the applicable Contingent Payment Value, through the issuance of PVR Common Units in a transaction registered under the Securities Act or (iii) any combination of the foregoing. The “Contingent Payment Value” of any PVR Common Units shall be the multiple of (i) the PVR Average Volume Weighted Price immediately preceding the Trading Day prior to the first day of the applicable thirty (30) day period referenced in Section 2.5(d) and (ii) 0.9. “PVR Average Volume Weighted Price” means the average, for each of the twenty (20) consecutive Trading Days immediately prior to the date of determination, of the per unit volume-weighted average prices as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PVR.N<equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one PVR Common Unit on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by Purchaser). PVR Average Volume Weighted Price will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours. For purposes of this definition, “Trading Day” means a day on which trading in securities generally occurs on the NYSE or, if PVR Common Units are not then listed on the NYSE, on the principal other U.S. national or regional securities exchange on which PVR Common Units are then listed or, if PVR Common Units are not then listed on a United States national or regional securities exchange, in the principal other market on which PVR Common Units is then traded.

(d) All payments under this Section 2.5 shall be paid, and any PVR Common Units shall be delivered, within thirty (30) days after the date of determination of the applicable Contingent Payment Amount in accordance with Section 2.5(e).

(e) For purposes of this Agreement, “Gas Gathering and Processing Revenues” shall mean, for any Measuring Period, the sum of (i) the aggregate gathering fees of Purchaser in respect of Qualified Gas generated under the Fee Contracts during such Measuring Period, (ii) the aggregate processing fees of Purchaser and its Affiliates in respect of Qualified Gas generated under the Fee Contracts during such Measuring Period and (iii) the Deemed Gathering and Processing Fees of Purchaser and its Affiliates generated during such Measuring Period, excluding in the case of (i), (ii) or (iii) any such fees that are more than ninety (90) days past due. Gas Gathering and Processing Revenues shall be determined in accordance with GAAP as consistently applied by Purchaser as determined by an independent registered public accounting firm engaged by Purchaser for purposes of its own audit (the “Purchaser’s Accountants”). In determining Gas Gathering and Processing Revenues:

(i) The Gas Gathering and Processing Revenues shall be determined after the close of each Measuring Period by Purchaser. Copies of Purchaser’s computation of the Gas Gathering and Processing Revenues shall be submitted in writing within ninety-one (91) days after the close of each Measuring Period to Seller and, unless Seller notifies Purchaser within forty-five (45) days after receipt of the computation that it objects to the computation of Gas Gathering and Processing Revenues, the computation shall be binding and conclusive for the purposes of this Agreement. Seller shall have reasonable access to the relevant books and records (including financial statements) during regular business hours to verify Purchaser’s computation of Gas Gathering and Processing Revenues.

(ii) If Seller objects to Purchaser’s computation of Gas Gathering and Processing Revenues by notifying Purchaser in writing within forty-five (45) days after receipt of Purchaser’s computation of Gas Gathering and Processing Revenues, the amount of Gas Gathering and Processing Revenues for the Measuring Period to which such computation relates shall be determined by negotiation between Seller and Purchaser. If Seller and Purchaser are unable to reach agreement within thirty (30) Business Days after such notification, the determination of the amount of Gas Gathering and Processing Revenues for the period in question shall be submitted to Ernst & Young LLP, independent registered public accounting firm or such other accounting firm as may be agreed to by the Parties (the “Independent Accountants”) for determination, whose determination shall be binding and conclusive on the Parties. If the computation of Gas Gathering and Processing Revenues for a Measuring Period is submitted to the Independent Accountants for resolution, then:

(A) Seller and Purchaser shall execute any agreement(s) reasonably required by the Independent Accountants to accept their engagement pursuant to this Section 2.5;

(B) Purchaser shall promptly furnish or cause to be furnished to the Independent Accountants such work papers and other documents and information relating to the computation of Gas Gathering and Processing Revenues for such Measuring Period as the Independent Accountants may request and are available to Purchaser and shall be afforded the opportunity to present to the Independent Accountants, with a copy to Seller, any other written material relating to the computation of Gas Gathering and Processing Revenues for such Measuring Period; and

(C) Seller and Purchaser shall each bear fifty percent (50%) of the fees and costs of the Independent Accountants for such determination; provided, however, that the engagement agreement(s) referred to in subpart (i) above may require the Parties to be bound jointly and severally to the Independent Accountants for those fees and costs, and in the event Seller or Purchaser pays to the Independent Accountants any amount in excess of 50% of the fees and costs of their engagement, the other Party agrees to promptly reimburse Seller or Purchaser, as applicable, to the extent required to equalize the payments made by Seller and Purchaser with respect to the fees and costs of the Independent Accountants.

(f) If Purchaser consummates any sale or transfer of all or substantially all of the Contingent Payment Assets other than in the ordinary course of business to a Person, Purchaser shall provide that the transferee thereof shall agree to assume Purchaser’s obligations, and be entitled to exercise Purchaser’s rights, under this Section 2.5. If such transferee is a Qualified Transferee, upon such assumption, Purchaser shall automatically and irrevocably be discharged and released for all purposes from all its obligations under this Section 2.5. If such transferee is not a Qualified Transferee, Purchaser shall automatically and irrevocably be discharged from all its obligations as a primary obligor under this Section 2.5, but shall agree with Seller to be liable as a guarantor for any shortfall in payment by such transferee of such transferee’s assumed obligations under this Section 2.5; provided, however, that such liability shall not mature unless such transferee has failed to pay the amount owed to Seller within six (6) months of a demand from Seller to such transferee for such payment.

(g) Seller acknowledges that (i) upon the closing of the transactions contemplated by this Agreement, Purchaser has the right to develop and operate the Contingent Payment Assets and Purchaser’s other businesses in any way that Purchaser deems appropriate in Purchaser’s sole discretion and may enter into such gas gathering or processing agreements, if any, on such terms and conditions as Purchaser may determine in its sole discretion, (ii) Purchaser has no obligation to develop, expand, operate, maintain or repair the Contingent Payment Assets, including no duty to develop, expand, operate, maintain or repair the Contingent Payment Assets to achieve any Contingent Payment Amount, (iii) Purchaser has no obligation to contract to gather or process or to continue to gather or process natural gas using the Contingent Payment Assets and may suspend or terminate gas gathering or processing operations, in whole or in part, of the Contingent Payment Assets at any time and for any time period, (iv) Purchaser has no duty to market gathering or processing services or obtain gathering or processing fees at reasonable or other levels in respect of the Contingent Payment Assets, (v) the Contingent Payment Amounts are speculative and are subject to numerous factors outside the control of Purchaser, (vi) there is no assurance that Seller will receive any Contingent Payment Amount and Purchaser has not promised nor projected any Contingent Payment Amount, (vii) Purchaser owes no fiduciary or quasi-fiduciary duty to Seller (and nothing in this Section 2.5 or any other provision of this Agreement creates or constitutes a mining or any other partnership or joint venture) and (viii) the Parties solely intend the express provisions of this Agreement to govern their contractual relationship. Seller hereby waives any fiduciary or quasi-fiduciary duty of Purchaser to Seller.

(h) Seller shall not be entitled to any interest on any payments under this Section 2.5; provided, however, that the Parties acknowledge that a portion of the payments under this Section 2.5 shall be treated as interest for U.S. federal income tax and applicable state and local income tax purposes.

(i) Purchaser shall have the right to withhold and set off against any amount due hereunder (including, without limitation, under Section 2.1(b)) the amount of any claim for indemnification or payment of damages to which Purchaser may be entitled from Seller under this Agreement or any other agreement entered into pursuant to this Agreement. Purchaser shall further have the right to withhold and set off against any amount due hereunder (including, without limitation, under Section 2.1(b)) any amounts required to be withheld under U.S. federal, state, local or any applicable non-U.S. tax requirements. Any such withheld amounts shall be treated as having actually been paid to Seller for all purposes of this Agreement.

ARTICLE 3

TITLE MATTERS

Section 3.1 Seller’s Title.

(a) Subject to Section 3.1(d), except for the special warranty of title referenced in Section 3.1(b) and without limiting Purchaser’s right to adjust the Unadjusted Closing Purchase Price by operation of this Article 3, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and Purchaser hereby acknowledges and agrees, subject to Section 8.2(e), that Purchaser’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) with respect to any Title Defect identified in a Title Defect Notice, shall be as set forth in Section 3.4(c) and (ii) with respect to any Title Defect identified after the Title Claim Date, shall be pursuant to the special warranty of title referenced in Section 3.1(b).

(b) The Transfer Documents to be delivered by Seller to Purchaser as described in Section 1.6 contain a special warranty of Defensible Title (as defined below) by, through and under Seller, but not otherwise, to the Assets, subject to the Permitted Encumbrances, but shall otherwise be without warranty of title of any kind, express, implied or statutory or otherwise.

(c) Purchaser shall not be entitled to protection under Seller’s special warranty of title in the Transfer Documents against any Title Defect identified in a Title Defect Notice and/or any Title Defect disclosed by Seller to Purchaser prior to the Title Claim Date.

(d) Notwithstanding anything herein provided to the contrary, if a Title Defect under this Article 3 results from any matter which could also result in the breach of any representation or warranty of Seller set forth in Article 5, then Purchaser shall only be entitled to assert such matter (i) before the Closing, as a Title Defect to the extent permitted by this Article 3 or (ii) after the Closing, as a breach of Seller’s special warranty of title contained in the Transfer Documents to the extent permitted by this Section 3.1, and shall be precluded from also asserting such matter as the basis of the breach of any such representation or warranty; provided, however, that nothing in Section 3.1 is a limitation on Sections 5.8(g), 7.4, 7.8 and 7.13 or any certification relating thereto set forth in the certificate referred to in Section 9.2(b).

Section 3.2 Definition of Defensible Title.

As used in this Agreement, the term “Defensible Title” means that title of Seller with respect to the Assets, except for and subject to Permitted Encumbrances, is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges, Environmental Liabilities or other defects.

As used in this Agreement, the term “Title Defect” means (a) any lien, charge, encumbrance, obligation (including contract obligation), defect, Environmental Liability or other matter that causes Seller not to have Defensible Title in and to the Assets as of the Effective Time and the Closing Date and (b) any failure by Seller to have the necessary interests in real property (such as the failure to have an easement or right-of-way) necessary to allow Purchaser to locate or operate the Assets as the Assets are currently located or operated. Notwithstanding the foregoing, the following shall not be considered Title Defects:

1.	defects based solely on lack of information in Seller’s files;

2.	defects arising out of lack of corporate or other entity authorization, unless Purchaser provides affirmative evidence that the action was not authorized and results in a third-party’s actual and superior claim of title to the relevant Asset;

3.	defects based on failure to record Leases issued by any Governmental Body, or any assignments of record title or operating rights in such Leases, in the real property, conveyance or other records of the county in which such property is located;

4.	defects based on a gap in Seller’s chain of title in the county records as to fee Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents shall be included in a Title Defect Notice; and

5.	defects that have been cured by applicable Laws of limitations or prescription.

Section 3.3 Definition of Permitted Encumbrances.

As used herein, the term “Permitted Encumbrances” means any or all of the following:

(a) Third-party consent requirements and similar restrictions;

(b) Liens for current Taxes or assessments not yet delinquent or, if delinquent, contested in good faith by appropriate actions and disclosed on Schedule 5.8;

(c) Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law) or, if delinquent, contested in good faith by appropriate actions;

(d) All rights to consent by, required notices to, filings with or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein if they are not required or customarily obtained prior to the sale or conveyance;

(e) Excepting circumstances where such rights have already been triggered, rights of reassignment arising upon final intention to abandon or release the Assets, or any of them;

(f) Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations to the extent that they do not, individually or in the aggregate, detract in any material respect from the value of, or in any material respect interfere with the operation and/or use of the Assets subject thereto or affected thereby and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas pipeline and/or gathering properties;

(g) All rights reserved to or vested in any Governmental Body to control or regulate any of the Assets in any manner and all obligations and duties under all applicable Laws of any such Governmental Body or under any franchise, grant, license or permit issued by any such Governmental Body;

(h) Any encumbrance on or affecting the Assets which is discharged by Seller at or prior to the Closing;

(i) Any matters shown on Schedules 1.2(a) through 1.2(d);

(j) Any other liens, charges, encumbrances, defects or irregularities which do not, individually or in the aggregate, materially detract from the value of or materially interfere with the use and/or ownership of the Assets subject thereto or affected thereby (as currently used or owned) and which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas pipeline and/or gathering properties; and

(k) Matters that would otherwise be considered Title Defects but that are not the subject of an adjustment to the Closing Purchase Price due to the provisions of Section 3.4(g).

Section 3.4 Notice of Title Defect Adjustments.

(a) To assert a claim of a Title Defect, Purchaser must deliver claim notices to Seller (each a “Title Defect Notice”) on or before ten (10) days prior to the Closing (the “Title Claim Date”). Each Title Defect Notice shall be in writing and shall include (i) a description of the alleged Title Defect(s), (ii) the Assets affected by the Title Defect(s) (each a “Title Defect Property”), (iii) [intentionally omitted], (iv) supporting documents reasonably necessary for Seller (as well as any title attorney, environmental attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s) and (v) the amount by which Purchaser reasonably believes the value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Purchaser’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be deemed to have waived its right to assert Title Defects that Seller has not been given notice on or before the Title Claim Date; provided, however, that, subject to the limitation set forth in Section 3.1(c), such waiver shall have no effect or limitation on the special warranty of title referenced in Sections 3.1(c) and 3.1(d).

(b) Seller shall have the right, but not the obligation, to attempt, at its sole cost and expense, to cure or remove at any time prior to the Closing (the “Cure Period”), unless the Parties otherwise agree, any Title Defects of which it has been advised by Purchaser; provided, however, that if Seller has the ability to cure any Title Defect through condemnation, the power of eminent domain or similar right or power, then Seller shall use reasonable efforts (at its cost and expense) to cure such Title Defect prior to the Closing and shall keep Purchaser apprised of its efforts to so cure such Title Defect. For avoidance of doubt, Seller’s failure to cure a Title Defect prior to the Closing pursuant to this Section 3.4(b) shall not, in and of itself, be a failure of a closing condition pursuant to Section 8.2.

(c) In the event that any Title Defect is not waived by Purchaser or cured on or before the Closing, Seller shall (subject to Seller’s right to terminate this Agreement if Section 8.1(e) is not satisfied prior to the Closing), at the sole written election of Purchaser prior to the Closing:

(i) subject to the Aggregate Title Deductible, reduce the Closing Purchase Price by an amount determined pursuant to Sections 3.4(e), 3.4(f) or 3.4(g) as being the value of such Title Defect (“Title Defect Amount”), taking into consideration the value of the Title Defect Property, the portion of the Title Defect Property subject to such Title Defect and the legal effect of such Title Defect on the Title Defect Property affected thereby; provided, however, that the methodology, terms and conditions of Sections 3.4(e), 3.4(f) and 3.4(g) shall control any such determination;

(ii) indemnify Purchaser against all liability, loss (including lost profits), cost and expense resulting from such Title Defect (including Purchaser’s cost of curing such Title Defect (including the cost of cleanup and remediation in the case of Environmental Liabilities included in such Title Defect)) pursuant to an indemnity agreement in the form attached hereto as Exhibit D; or

(iii) retain the entirety of the Title Defect Property, together with all associated Assets, in which event the Closing Purchase Price shall be reduced by an amount equal to the value of such Title Defect Property.

(d) Subject to Sections 5.8(g), 7.8, 7.13, 8.1(e) and 8.2(e), and any certification relating to Section 5.8(g), 7.8 or 7.13, Sections 3.4(c) and 3.4(f) shall be the exclusive right and remedy of Purchaser with respect to Title Defects asserted by Purchaser pursuant to Section 3.4.

(e) The Title Defect Amount resulting from a Title Defect shall be the greater of (x) the amount by which the value of the Title Defect Property affected by such Title Defect is reduced as a result of the existence of such Title Defect and (y) the aggregate costs (including cure costs) and losses (including lost profits) that Purchaser would reasonably be expected to suffer as a result of such Title Defect and shall be determined in accordance with the following methodology, terms and conditions:

(i) if Purchaser and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii) if the Title Defect is a lien, encumbrance or other charge which is undisputed and liquidated in amount, then the Title Defect Amount shall be the undisputed and liquidated amount;

(iii) if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i) or (ii) above, the Title Defect Amount shall be determined by taking into account the value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property (including lost profits), the cost of curing the Title Defect, the values placed upon the Title Defect by Purchaser and Seller and such other factors as are necessary to make a proper evaluation; and

(iv) notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects (other than those resulting exclusively from Environmental Liabilities) upon any Title Defect Property shall not exceed the greater of the value of the Title Defect Property and aggregate costs (including the cost of curing the Title Defect) and losses (including lost profits) that Purchaser would reasonably be expected to suffer as a result of such Title Defects.

For the avoidance of doubt, if Purchaser elects pursuant to Section 3.4(c) for Seller to indemnify Purchaser pursuant to clause (ii) of said Section 3.4(c), then the Title Arbitrator shall not have the power or authority to determine the Title Defect Amount with respect to the Title Defect in question and the provisions of Section 3.4(f) shall not apply.

(f) Seller and Purchaser shall attempt to agree on the existence of all Title Defects and all Title Defect Amounts prior to the Closing. If Seller and Purchaser are unable to agree by that date whether or not Title Defects exist and/or the Title Defect Amounts with respect to any Title Defect, then the dispute shall be resolved by arbitration pursuant to this Section 3.4(f). There shall be a single neutral arbitrator, who shall be a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Purchaser and Seller within fifteen (15) Business Days after the Closing, and absent such agreement, by the American Arbitration Association (“AAA”) (the “Title Arbitrator”). The arbitration proceeding shall be held in Dallas County, Texas and shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section, and shall be administered by the AAA. The Title Arbitrator’s determination shall be made within thirty (30) Business Days after submission of the matters in dispute. The Title Arbitrator’s determination shall be final and binding upon both Parties, without right of appeal, and a court of competent jurisdiction may enter judgment on the determination. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Sections 3.4(e), 3.4(f) and 3.4(g) and may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage neutral experts to advise the Title Arbitrator, including, without limitation, petroleum engineers. The Title Arbitrator shall be empowered only to (1) determine whether a Title Defect exists (if such issue is in dispute) and (2) determine the specific disputed Title Defect Amounts submitted by Purchaser. The Title Arbitrator shall not be empowered to award damages, interest or penalties to either Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case and indemnify and hold harmless the other Party with respect thereto. Each Party shall bear one-half of the costs and expenses of the Title Arbitrator, including any costs of any neutral expert engaged to assist the Title Arbitrator. Within ten (10) days after the Title Arbitrator delivers written notice to Purchaser and Seller of his award with respect to a Title Defect Amount, (i) Purchaser shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Purchaser the amount, if any, so awarded by the Title Arbitrator to Purchaser. In the event the dispute in question concerning any Title Defect is whether Environmental Liabilities exist, the Title Arbitrator shall be an environmental attorney or other professional with at least ten (10) years experience in oilfield environmental and cleanup matters.

(g) Notwithstanding anything to the contrary in this Agreement, in no event shall there be any adjustments to the Closing Purchase Price or other remedies provided by Seller for Title Defects under this Section 3.4 (including, without limitation, those resulting from Environmental Liabilities) unless the amount of all such Title Defects in the aggregate (excluding any Title Defects cured or indemnified by Seller) exceeds $500,000 (the “Aggregate Title Deductible”), after which point Purchaser shall be entitled to adjustments to the Closing Purchase Price or other remedies only with respect to Title Defects in excess of such Aggregate Title Deductible.

Section 3.5 Casualty or Condemnation Loss.

(a) Purchaser shall assume all risk of loss with respect to (and any change in the condition of the Assets from the Effective Time until the Closing for) the depreciation of personal property due to ordinary wear and tear.

(b) Subject to the provisions of Sections 8.1(e) and 8.2(e), if, after the date of this Agreement but prior to the Closing, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss (including lost profits and the cost of repairing and/or restoring the Assets to their condition prior to such casualty or taking) reasonably expected to result from all such casualties and/or takings exceeds $4,800,000, Purchaser shall nevertheless be required to close (subject to the satisfaction or waiver of all applicable closing conditions), and Purchaser shall elect by written notice to Seller prior to the Closing either for Seller (i) to cause the Assets affected by any casualty or taking to be repaired or restored to at least its condition prior to such casualty, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) to indemnify Purchaser in a manner reasonably acceptable to Seller against any costs or expenses and other damages (including costs of repairing and/or restoring the Assets to their condition prior to such casualty or taking and lost profits) that Purchaser reasonably incurs as a result of such casualty or taking or (iii) to treat such casualty or taking as a Title Defect with respect to the affected Asset or Assets under Section 3.4. In each case, Seller shall retain all rights to insurance and other claims against third parties with respect to the casualty or taking, except to the extent the Parties otherwise agree in writing.

(c) If, after the date of this Agreement but prior to the Closing, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the loss (including lost profits and the cost of repairing and/or restoring the Assets to their condition prior to such casualty or taking)) reasonably expected to result from all such casualty events and/or takings is $4,800,000 or less, Purchaser shall nevertheless be required to close (subject to the satisfaction or waiver of all applicable closing conditions) and Seller shall, at the Closing, pay to Purchaser all sums paid to Seller by third parties by reason of all such casualty events and takings and shall at the Closing (pursuant to an agreement in form and substance reasonably acceptable to Purchaser) assign, transfer and set over to Purchaser and/or subrogate Purchaser to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against third parties (other than Affiliates of Seller and its and their directors, officers, employees and agents) arising out of the casualty or taking.

Section 3.6 Limitations on Applicability.

The right of Purchaser to assert a Title Defect under this Agreement shall terminate as of 5:00 P.M., Central Time, on the Title Claim Date and, thereafter, Purchaser’s sole and exclusive rights and remedies with regard to title to the Assets shall be as set forth in, and arise under, the Transfer Documents transferring the Assets from Seller to Purchaser; provided, however, that there shall be no termination of Purchaser’s or Seller’s rights with respect to Section 8.1(e) or Section 8.2(e) or under Section 3.4 with respect to any bona fide Title Defect properly reported in a Title Defect Notice.

Section 3.7 Government Approvals Respecting Assets.

(a) Subject to Section 7.2, Purchaser, within thirty (30) days after the Closing, shall file for any requisite approval with the applicable Governmental Bodies all assignment documents and other state and federal transfer documents required to effectuate the transfer of the Assets. Purchaser and Seller further agree promptly after the Closing to take all other actions reasonably required of them by any Governmental Body having jurisdiction to obtain all requisite regulatory approvals with respect to this transaction, and to use reasonable commercial efforts to obtain the approval by such Governmental Body, as applicable, of Seller’s assignment documents requiring federal or state approval in order for Purchaser to be recognized by the Governmental Body as the owner of the Assets. Purchaser shall timely provide Seller with the resignation and designation of operator instruments, approved copies of the assignment documents and other state and federal transfer documents.

(b) Until all of the governmental approvals provided for in Section 3.7(a) have been obtained, the following shall occur with respect to the affected portion of the Assets:

(i) Seller shall continue to hold record title to the affected Assets as Purchaser’s nominee and for the benefit of Purchaser;

(ii) Purchaser shall be responsible for all assumed obligations with respect to the affected Assets as if Purchaser was the record owner of such Assets as of the Effective Time; and

(iii) Seller shall act as Purchaser’s nominee but shall be authorized to act only upon and in accordance with Purchaser’s written instructions, and Seller shall have no authority, responsibility or discretion to perform any tasks or functions with respect to the affected Assets other than those which arise as a result of an emergency where the failure to act may result in injury or damage to Persons or Property or are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Purchaser.

(c) If the federal or state agency fails to grant approval within twenty-four (24) months after the Closing, Seller may continue to hold record title to the affected Assets as Purchaser’s nominee and for the benefit of Purchaser or, at Purchaser’s sole option, it may terminate this Agreement and all its obligations hereunder as to the affected Assets insofar as relating to the sale thereof to Purchaser by giving sixty (60) days written notice to Purchaser. Upon such termination: (i) this Agreement shall be null and void and terminated only as to the sale of the affected Assets, (ii) Purchaser shall immediately reassign and return to Seller the assignment documents and any and all other documents, materials and data previously delivered to Purchaser with respect to the affected Assets and (iii) Seller shall pay to Purchaser the value of the affected Property, without interest, less the proceeds from gas gathering and transportation received by Purchaser (which shall be retained by Purchaser as its sole property) net of all expenses, overhead, and costs of operations (excluding mortgage interest and any burdens, liens, or encumbrances created by Purchaser which must be released prior to this payment) attributable to the affected Assets from the Effective Time forward.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1 Assessment.

Upon notice to Seller, Purchaser shall, subject to the provisions of Section 11.4(b)(vi), have the right to conduct an environmental assessment of all or any portion of the Assets (the “Assessment”) to be conducted by a reputable environmental consulting or engineering firm approved in advance in writing by Seller. The Assessment shall be conducted at the sole cost and expense of Purchaser and shall be subject to the indemnity provisions of Section 4.3 and Section 11.4(b)(vi). Prior to conducting any sampling, boring, drilling or other invasive investigative activity with respect to the Assets (an “Invasive Activity”), Purchaser shall furnish for Seller’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. If any of the proposed activities may unreasonably interfere with normal operation of the Assets, Seller may request an appropriate modification of the proposed Invasive Activity. Seller shall have the right to be present during any Assessment of the Assets and shall have the right, at its option and expense, to split samples with Purchaser. After completing any Assessment of the Assets, Purchaser shall, at its sole cost and expense, restore the Assets to their condition prior to the commencement of such Assessment (unless Seller requests otherwise) and shall promptly and properly dispose of all drill cuttings, corings or other investigative-derived wastes generated in the course of the Assessment. Purchaser shall maintain, and shall cause its officers, employees, representatives, consultants, agents and advisors to maintain, all information obtained by Purchaser pursuant to any Assessment or other due diligence activity as strictly confidential prior to the Closing or with respect to any Title Defect Property retained by Seller pursuant to Section 3.4(c)(iii), unless disclosure of any facts as a result of such Assessment is required under any Environmental Laws. Purchaser shall provide Seller with a copy of the final product of all environmental reports prepared by, or on behalf of, Purchaser with respect to any Assessment or Invasive Activity conducted on the Assets. In the event that any necessary disclosures under applicable Laws are required prior to the Closing with respect to matters discovered by any Assessment conducted by, for or on behalf of Purchaser or with respect to any Title Defect Property retained by Seller pursuant to Section 3.4(c)(iii), Purchaser agrees that Seller shall be the responsible Party for disclosing such matters to the appropriate Governmental Bodies.

Section 4.2 NORM, Wastes and Other Substances.

Purchaser acknowledges that the Assets have been used for development and transportation of Hydrocarbons and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Facilities, Easements, Leases or Properties or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, Hazardous Substances or NORM. NORM may affix or attach itself to the inside of materials and equipment as scale, or in other forms. The materials and equipment located on the Facilities, Easements, Leases or Properties or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media, wastes, asbestos, Hazardous Substances and NORM from the Assets.

Section 4.3 Inspection Indemnity.

PURCHASER HEREBY AGREES TO DEFEND, INDEMNIFY, RELEASE, PROTECT, SAVE AND HOLD HARMLESS THE SELLER INDEMNITEES FROM AND AGAINST ANY AND ALL LOSSES AND CLAIMS RESULTING FROM ANY DUE DILIGENCE ACTIVITY CONDUCTED BY PURCHASER OR ITS AGENTS, WHETHER BEFORE OR AFTER THE EXECUTION OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY LOSSES RESULTING, IN WHOLE OR IN PART, FROM ANY CONTRIBUTORY NEGLIGENCE OF SELLER; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 4.3 APPLIES TO ANY LOSSES AND CLAIMS ARISING OUT OF ENVIRONMENTAL CONDITIONS AFFECTING OR RELATING TO THE ASSETS.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1 Generally.

(a) Any representation or warranty qualified “to the knowledge of Seller” or “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of any of the officers of Seller. The term “actual knowledge” for purposes of this Agreement means information personally known after a reasonable inquiry by such officers.

(b) Inclusion of a matter on a Schedule to this Agreement in relation to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in this Agreement in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Sections 11.8 and 11.9 and the other terms and conditions of this Agreement, Seller represents and warrants to Purchaser the matters set out in Sections 5.2 through 5.24.

Section 5.2 Existence and Qualification.

Seller is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Texas and is duly qualified to do business as a foreign limited partnership where the Assets are located, except where the failure to so qualify would not have, individually or in the aggregate, a Material Adverse Effect.

Section 5.3 Power.

Seller has the limited partnership power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary limited partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at the Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5 No Conflicts.

Subject to compliance with the Transfer Requirements set forth in Schedule 5.15, if any, the execution, delivery and performance of this Agreement by Seller, and the performance of the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of limited partnership, limited partnership agreement or similar governing documents of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement (including any Contract, Lease or Easement) to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling or decree applicable to Seller as a party in interest, (iv) require any filing with, notification of or consent, approval or authorization of any Governmental Body or (v) violate any Laws applicable to Seller or any of the Assets, except for (a) rights to consent by, required notices to, filings with, approval or authorizations of or other actions by any Governmental Body where the same are not required prior to the assignment of the related Asset or they are customarily obtained subsequent to the sale or conveyance thereof and (b) any matters described in clauses (ii), (iii), (iv) or (v) above which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.6 Liability for Brokers’ Fees.

Purchaser shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 5.7 Litigation.

Except as set forth in Schedule 5.7, no investigation, proceeding, action, suit, arbitration or other legal proceeding of any kind or nature before any Governmental Body or arbitrator (including any take-or-pay claims) is pending or, to Seller’s knowledge, threatened (or pending without service of process therein having been made on Seller) to which Seller is a party and which relates to the Assets. There is no outstanding order, writ, injunction, decree or judgment entered in any action, arbitration, suit or other proceeding before any Governmental Body or arbitrator in which Seller has been joined as a party that is binding upon Seller and which relates to the Assets or would prevent the consummation by Seller of the transactions contemplated by this Agreement. No notice in writing from any Governmental Body has been received by Seller claiming any material violation of or noncompliance with any material Law with respect to the Assets.

Section 5.8 Taxes and Assessments.

Except as disclosed on Schedule 5.8, (a) Seller has (i) timely filed all reports, returns, statements (including estimated reports, returns or statements) and other similar filings (the “Tax Returns”) required to be filed by Seller with the appropriate Governmental Body in all jurisdictions in which such Tax Returns are required to be filed; and (ii) timely paid all Taxes due from it; (b) such Tax Returns are true, complete and correct in all respects; (c) there are not currently in effect any extensions or waivers of any time for filing such Tax Returns or the statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; (d) Seller has not received any notice of deficiency, audit or other proceeding with respect to any such Tax Returns or the payment of any such Tax and there are no administrative proceedings or lawsuits pending against the Assets or Seller by any taxing authority; (e) no claim has even been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation in that jurisdiction as a result of ownership or operation of the Assets, (f) none of the Assets is subject to escheat to any state or municipality under any applicable escheatment or unclaimed property laws; (g) there are no Tax liens on any of the Assets except for liens for Taxes not yet due and (h) Seller has never (i) participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations); (ii) claimed any deduction, credit, or other tax benefit by reason of participation in any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(d) of the Code and the Treasury Regulations thereunder; or (iii) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulations § 301.6112-1.

Section 5.9 Compliance with Laws.

Except as disclosed on Schedule 5.9, the Assets are, and the operation of the Assets is, in material compliance with the provisions and requirements of all material Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance or use of any thereof. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section relating to any Environmental Liabilities or Environmental Law.

Section 5.10 Contracts.

Except as disclosed on Schedule 5.10, to the knowledge of Seller, Seller has paid its share of all costs payable by it under the Contracts, Easements and Leases except those being contested in good faith beginning after the date hereof in situations where Seller notifies Purchaser in writing prior to the Closing of the contested matters. Schedule 5.10 sets forth all of the following contracts and agreements which are included in the Assets (determined without regard to Section 7.8) or which any of the Assets are bound (“Material Contracts”): (i) any agreement with any Affiliate, officer, director or direct or indirect owner of Seller; (ii) any agreement or contract for the gathering, processing, treatment, transportation, purchase, sale, exchange or other disposition of Hydrocarbons; (iii) any contract or agreement providing for (or reasonably expected will result in) the payment of greater than $25,000 in the aggregate or greater than $5,000 per annum; (iv) any contract or agreement that is a bond, guaranty, letter of credit or similar agreement; (v) any partnership, joint venture or similar agreement or arrangement and any agreement that would limit the freedom of Purchaser to compete in any line of business or with any Person or in any area after the Closing; and (vi) all bonds that are subject to Purchaser’s indemnity as referred to in Section 6.10. Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms (subject in each case to (x) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application from time to time in effect that affect creditors’ rights generally, (y) general principles of equity and (z) the power of a court to deny enforcement of remedies generally based upon public policy). Neither Seller, nor to Seller’s knowledge, any counter-party to any Material Contract is (or will be with due notice, lapse of time or both) in material default under any Material Contract. No notice of default or breach has been received or delivered by Seller under any Material Contract, the resolution of which is currently outstanding, and no currently effective notices have been received by Seller of the exercise of any premature termination, price redetermination, market-out or curtailment of any Material Contract.

Section 5.11 Governmental Authorizations.

To Seller’s knowledge, except as disclosed on Schedule 5.11, Seller has obtained and is maintaining all material federal, state and local governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, certificates, consents, rights, privileges and applications therefor (the “Governmental Authorizations”) that are presently necessary or required for the ownership and operation of the Assets as currently owned and operated. Except as disclosed in Schedule 5.9 or Schedule 5.11, (i) Seller has operated the Assets materially in accordance with the conditions and provisions of such Governmental Authorizations and (ii) no written notices of violation have been received by Seller, and no proceedings are pending or, to Seller’s knowledge, threatened in writing that might result in any modification, revocation, termination or suspension of any such Governmental Authorizations or which would require any corrective or remedial action by Seller.

Section 5.12 Condemnation.

There is no actual or, to Seller’s knowledge, threatened taking (whether permanent, temporary, whole or partial) of any part of the Facilities, Easements, Leases or Properties by reason of condemnation.

Section 5.13 Bankruptcy.

There are no bankruptcy, reorganization or similar arrangement proceedings pending or, to Seller’s knowledge, being contemplated by or threatened against Seller or any Affiliate of Seller.

Section 5.14 PUHCA/NGA.

Seller is not a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company,” or an “affiliate” of a “subsidiary” of a “holding company,” or a “public-utility company” within the meaning of the Public Utility Holding Company Act of 2005, as amended. No consent is required in connection with the transaction contemplated hereby under the Natural Gas Policy Act of 1978, as amended (“NGPA”). Seller is not an interstate pipeline company within the meaning of the Natural Gas Act of 1938 (“NGA”) and Seller has not operated any of the Assets in a manner that would subject Seller to the jurisdiction of, or invoke regulation by, the Federal Energy Regulatory Commission under the NGPA or the NGA with respect to the Assets. Seller is a “gas utility” within the meaning of the Texas Public Utility Regulatory Act, as amended.

Section 5.15 Transfer Requirements; Preference Right.

Except as disclosed on Schedule 5.15, none of the Assets, or any portion thereof, is subject to any Transfer Requirement or Preference Right which may be applicable to the transactions contemplated by this Agreement.

Section 5.16 Outstanding Capital Commitments.

There are no outstanding authorizations for expenditures or other commitments to make capital expenditures with respect to the Assets and which Seller reasonably anticipates will require aggregate expenditures by the owner of the Assets from and after the Closing in excess of $25,000 other than those shown on Schedule 5.16. Except as shown on Schedule 5.16, no capital expenditures have been incurred prior to the date hereof which constitute Property Costs for which Purchaser will be responsible under this Agreement or with respect to which the Unadjusted Closing Purchase Price will be increased pursuant to this Agreement.

Section 5.17 Imbalances.

There are no Imbalances arising with respect to the Assets and (i) no Person is entitled to receive cash or other payments to “balance” any Imbalance under any gas gathering, transportation and interconnection agreements or other agreements, whether similar or dissimilar, (ii) Seller is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the performance of or violation of any of the terms of any agreement with shippers with respect to the Assets and (iii) Seller is not obligated to pay any penalties or other material payments under any gas transportation, gathering, interconnection or other agreement as a result of the delivery of quantities of gas in excess of the contract requirements.

Section 5.18 Investment Company.

Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 5.19 Sufficiency of Assets.

Except for the Excluded Assets, the Assets include all material equipment, materials, real property rights, contracts, data, records, software and other property owned or leased by Seller necessary for the conduct of the business of Seller in a manner consistent with Seller’s recent practices. Since April 1, 2008, the Assets have been operated only in the ordinary course of business consistent with past practices of Seller. Subject to Sections 1.3 and 7.8, no property material to the conduct of the business of Seller is being retained by Seller or any Affiliate of Seller. Seller has engaged in no business other than owning and operating the Assets and the Assets do not include any assets other than those relating to the gas gathering business of Seller.

Section 5.20 No Undisclosed Liabilities.

There are no material liabilities or obligations associated with or related to the Assets except (i) current liabilities and obligations arising since April 1, 2008, in the ordinary course of business consistent with past practice and (ii) liabilities and obligations identified on Schedule 5.20. There has not been, except as disclosed on Schedule 5.20 (i) since April 1, 2008, any event or events that individually or in the aggregate resulted in, and/or any event or events that, individually or in the aggregate, would reasonably be expected to result in, a Material Adverse Effect, (ii) prior to the execution of this Agreement, any material damage, destruction or other casualty loss with respect to any of the Assets, whether or not covered by insurance or (iii) any sale, lease, transfer or other disposition of any of the Assets other than obsolete equipment sold in the ordinary course of Seller’s business.

Section 5.21 Equipment and Facilities.

To Seller’s knowledge, the Equipment and Facilities are in an operable state of repair adequate to maintain normal operations in accordance with Seller’s past practices, ordinary wear and tear excepted. To Seller’s knowledge, it has all material licenses and authorizations from Governmental Bodies necessary to access, construct, operate, maintain and repair the Equipment and Facilities in the ordinary course of Seller’s business.

Section 5.22 Insurance.

Schedule 5.22 lists all the insurance policies (including any coverage limits and deductibles) maintained by Seller with respect to the Assets.

Section 5.23 Investment Purpose.

(a) Seller is acquiring the PVG Common Units and the PVR Common Units solely for its own account, for investment purposes and not with a view to or in connection with the resale or other distribution of the PVG Common Units or the PVR Common Units, without prejudice to the rights of transfer or otherwise dispose of such securities.

(b) Seller understands that the PVG Common Units and the PVR Common Units delivered on the Closing Date (i) have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities Laws or “blue sky” Laws, (ii) will be delivered in reliance upon an exemption from the registration and prospectus requirements of the Securities Act pursuant to Section 4(2) and/or regulation D thereunder and (iii) will be issued in reliance upon an exemption from the registration and prospectus of the “blue sky” Laws which relate to private offerings. Seller may therefore be required to bear the economic risk of investment in the PVG Common Units and the PVR Common Units indefinitely unless a subsequent transfer of securities is either registered under the Securities Act and applicable state “blue sky” Laws or is exempt therefrom.

(c) Seller is an accredited investor within the meaning of Rule 501 of the Securities Act, has the knowledge, skill and experience in financial, business and investment matters relating to interests similar to the PVG Common Units and the PVR Common Units and is capable or evaluating the merits and risks of the PVG Common Units and the PVR Common Units. Seller understands that the PVG Common Units and the PVR Common Units are a speculative investment involving risks that a Person could lose its entire investment. Seller has received all information that they deem necessary in order to make an informed investment decision, has had the opportunity to make such investigation as desired and, to the extent it deems necessary, has relied on the appropriate professional advice regarding the investment, tax and legal merits and consequences of owning the PVG Common Units and the PVR Common Units. Seller has the ability to bear the economic risk associated with the PVG Common Units and the PVR Common Units, including the complete loss of such investment and have no need for liquidity in the PVG Common Units or the PVR Common Units.

(d) Seller understands and agrees that only Persons identified on Schedule I of the Transfer Restriction Letter will receive the PVG Common Units and/or the PVR Common Units.

Section 5.24 Employee Benefit Matters.

(a) Schedule 5.24(a) provides a complete and accurate list of each Employee Benefit Plan as of the date of this Agreement.

(b) Except as otherwise set forth on Schedule 5.24(b),

(i) As to any Employee Benefit Plan subject to Title IV of ERISA, there has been no event or condition which presents the risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Treasury regulation section 4043.1 et. seq., promulgated by the PBGC have not been waived) has occurred, no notice of intent to terminate any such Employee Benefit Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate any such Employee Benefit Plan, no liability to the PBGC has been incurred, and the assets of such Employee Benefit Plan equal or exceed the actuarial present value of the benefit liabilities, within the meaning of Section 4041 of ERISA, under such Employee Benefit Plan, based upon reasonable actuarial assumptions and the asset valuation principles established by the PBGC.

(ii) With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is not listed in Schedule 5.24(b) but which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to within six years prior to the Closing Date, by any ERISA Affiliate, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred by any ERISA Affiliate, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code, has been incurred and (D) all contributions (including installments) to any such plan required by Section 302 of ERISA and Section 412 of the Code has been timely made.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

With respect to Sections 6.1 through 6.10 and Sections 6.11(b) and 6.12(b), Purchaser represents and warrants to Seller, and with respect to Sections 6.11(a) and 6.12(a), PVG represents and warrants to Seller the following:

Section 6.1 Existence and Qualification.

Purchaser is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. Purchaser is duly qualified to do business as a foreign limited partnership in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a material adverse effect on Purchaser or its properties, and Purchaser (or the Permitted Assignee) is, or will be at the Closing, duly qualified to do business as a foreign limited partnership in the respective jurisdictions where the Assets are located.

Section 6.2 Power.

Purchaser has the limited partnership power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary limited partnership action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser (and all documents required hereunder to be executed and delivered by Purchaser at the Closing will be duly executed and delivered by Purchaser) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 6.4 No Conflicts.

The execution, delivery and performance of this Agreement by Purchaser, and the performance by Purchaser of the transactions contemplated by this Agreement, will not (i) violate any provision of the certificate of limited partnership, limited partnership agreement or similar governing documents of Purchaser, (ii) result in a default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Purchaser is a party, (iii) violate any judgment, order, ruling or decree applicable to Purchaser as a party in interest, (iv) violate any Law applicable to Purchaser or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Body, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a material adverse effect on Purchaser or the transactions contemplated hereby.

Section 6.5 Liability for Brokers’ Fees.

Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Purchaser, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

Section 6.6 Litigation.

There are no actions, suits or proceedings pending or, to the knowledge of Purchaser’s officers and directors, threatened in writing before any Governmental Body against Purchaser or any Affiliate of Purchaser which are reasonably likely to impair materially Purchaser’s ability to perform its obligations under this Agreement.

Section 6.7 Financing.

Purchaser has (a) sufficient cash, available lines of credit or other sources of immediately available funds (in United States dollars) to enable it to pay the cash portion of the Closing Payment to Seller at the Closing pursuant to Section 9.4(a)(i) and (b) the right to receive a sufficient number of PVG Common Units to allow it to deliver to Seller at the Closing the number of PVG Common Units required under Section 9.4(a)(ii).

Section 6.8 Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, the special warranty of title referenced in Section 3.1(b) or certified in any certificate furnished or to be furnished to Purchaser pursuant to this Agreement, Purchaser represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof and (ii) Purchaser has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, Purchaser represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets. Purchaser further represents and acknowledges (i) that it is knowledgeable of the oil and gas gathering and pipeline business and of the usual and customary practices of gathering system and pipeline operators, (ii) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent due diligence investigation of the Assets and the terms and conditions of this Agreement and (iii) all the information and data furnished to Purchaser by Seller (its officers, employers, representatives, consultants, agents or any third party on Seller’s behalf) is furnished only as an accommodation to Purchaser without any representation or warranty.

Section 6.9 Bankruptcy.

There are no bankruptcy, reorganization or similar arrangement proceedings pending or, to Purchaser’s knowledge, being contemplated by or threatened against Purchaser or any Affiliate of Purchaser.

Section 6.10 Qualification.

Purchaser (or the Permitted Assignee) is now, or shall be as of the Closing be, qualified to own and assume operatorship of the Assets in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Purchaser (or the Permitted Assignee) to be disqualified as such an owner or operator, except where the failure to be so qualified would not have a material adverse effect on Purchaser or Seller. To the extent required by the applicable state and federal Governmental Bodies, Purchaser currently has (or as of the Closing shall have) any material surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of the Assets. Purchaser represents and acknowledges that it is not relying on the effectiveness of Seller’s bonds in purchasing the Assets; and in the event any of Seller’s bonds as identified on Schedule 12.5 are not released as a result of Purchaser’s failure to timely secure any such bond in connection with the operation of the Assets, Purchaser shall indemnify Seller for any damages related to such failure pursuant to Section 11.4.

Section 6.11 SEC Documents.

(a) All of PVG’s reports and other documents required to be filed by PVG with the Securities and Exchange Commission (the “SEC”) since December 31, 2006 (the “SEC Documents”) pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as of the respective dates of such SEC Documents: (i) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents and (ii) when filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. As of their respective dates, the financial statements of PVG included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP during the periods involved and fairly present in all material respects the consolidated financial position of PVG and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the lack of complete footnotes).

(b) All of Purchaser’s SEC Documents since December 31, 2006 filed pursuant to the requirements of the Exchange Act as of the respective dates of such SEC Documents: (i) complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents and (ii) when filed did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. As of their respective dates, the financial statements of Purchaser included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP during the periods involved and fairly present in all material respects the consolidated financial position of Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and the lack of complete footnotes).

Section 6.12 PVG Common Units and PVR Common Units.

(a) All of the PVG Common Units which may be delivered as contemplated by this Agreement have been duly authorized and are validly issued, fully-paid and non-assessable.

(b) All of the PVR Common Units which may be issued as contemplated by this Agreement will be, when issued, duly authorized and validly issued, fully-paid and non-assessable.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 Access.

(a) Between the date of execution of this Agreement and continuing until the Closing, Seller will give Purchaser and its representatives access to (i) the Assets and access to the Records in Seller’s possession or readily available to Seller, for the purpose of conducting an investigation of the Assets and (ii) Seller’s officers and representatives (including, without limitation, its financial advisors, auditors and other authorized representatives) but only to the extent that Seller may do so without violating any confidentiality or other obligations to any third party and to the extent that Seller has authority to grant such access without breaching any restriction binding on Seller. Access by Purchaser shall be limited to Seller’s normal business hours, and any weekends and after hours requested by Purchaser that can be reasonably accommodated by Seller, and Purchaser’s investigation shall be conducted in a manner that minimizes interference with the operation of the Assets. All information obtained by Purchaser and its representatives under this Section shall be subject to the terms of Section 11.4(b)(vi) and the terms of that certain confidentiality agreement between Seller and Purchaser dated March 25, 2008 (the “Confidentiality Agreement”).

(b) Seller shall, from the date hereof until the earlier to occur of (i) termination of this Agreement pursuant to Section 10.1, (ii) payment of the Second Contingent Payment Amount or (iii) June 30, 2014, keep confidential, and cause its representatives and owners to keep confidential, all information relating to the Assets and information provided by Purchaser to Seller pursuant to this Agreement, except as required by Law and except for any information that is public on the date hereof, or thereafter becomes available to the public other than as a result of a breach of this Section 7.1(b). From and after the Closing (except for activities conducted pursuant to the Transition Services Agreement), Seller shall not, until the fifth anniversary of the Closing Date, directly or indirectly, operate or control any business which is (a) located in Bosque, Erath, Hamilton, Hill, Johnson or Somervell County, Texas and (b) involved in the gathering or processing of natural gas (a “Competing Business”).

(c) Purchaser acknowledges that the permission of the operator (if other than Seller) or another third Person may be required before Purchaser will be able to inspect portions of the Facilities and Properties and that such permission must be obtained prior to the inspection of such portions. Seller shall use reasonable efforts to obtain such permission for Purchaser upon Purchaser’s request. All inspections pursuant to this Section 7.1 shall be at Purchaser’s sole risk, cost and expense, and Purchaser shall indemnify, defend and hold Seller and Seller’s officers, directors, employees, contractors and agents harmless from and against any and all losses, liabilities, liens or encumbrances for labor or materials, claims, causes of action and costs and expenses (including, but not limited to, attorneys’ fees) arising out of or related to any personal injury to or death of any Person or damage to property occurring to or on the Facilities or Properties as a result of Purchaser’s exercise of its right under this Section 7.1. The foregoing indemnity shall continue in full force and effect notwithstanding any termination of this Agreement. Purchaser agrees to comply with the rules, regulations and instructions issued by Seller and other operators of the Properties regarding the actions of Purchaser while upon, entering or leaving the Facilities and Properties.

Section 7.2 Government Reviews.

As promptly as practicable following the execution of this Agreement, Seller and Purchaser shall in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby, specifically including, but not limited to, the HSR Act, (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations and (c) request early termination or waiver of any applicable waiting period under the HSR Act. To the extent reasonably practicable, Seller and Purchaser shall each have the right to review in advance all information relating to such Party that is disclosed for any filing. Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations and shall promptly furnish each other with copies of any written communications delivered to such Party from any Governmental Body.

Section 7.3 Notification of Breaches.

Until the Closing, if any of Purchaser’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Purchaser’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 10.1), then such breach shall be considered not to have occurred for all purposes of this Agreement.

Section 7.4 Assignments.

Seller will prepare and Seller and Purchaser will execute on the Closing Date all assignments necessary to convey to Purchaser all Assets in the form as prescribed by the applicable Governmental Body and otherwise reasonably acceptable to Purchaser and Seller.

Section 7.5 Public Announcements.

Neither Purchaser nor Seller shall make any press release or other public announcement regarding the existence of this Agreement, the contents hereof or the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the foregoing shall not restrict disclosures by Purchaser or Seller which are reasonably believed by legal counsel to be required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over Purchaser, Seller or their respective Affiliates.

Section 7.6 Operation of Business.

Except as set forth on Schedule 7.6, until the Closing, Seller (i) will act as a reasonable and prudent operator of the Assets and operate its business in the ordinary course, (ii) will use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it, (iii) will maintain all books and records in the ordinary course, (iv)

will confer with Purchaser prior to implementing operational decisions of a material nature to the Assets, (v) will not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, commit to any operation, or series of operations, reasonably anticipated by Seller to require future capital expenditures by the owner of the Assets in excess of $50,000 in the aggregate, or make any capital expenditures in excess of $50,000 in the aggregate, or terminate, materially amend, execute or extend any Material Contract (or contract or agreement which, if in effect as of the date hereof, would need to be disclosed on Schedule 5.10 in order for Seller to not be in breach of Section 5.10), including any Employee Benefit Plans, (vi) will maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (vii) will use commercially reasonable efforts to maintain in full force and effect all Contracts, Easements and Leases, (viii) will maintain all material Governmental Authorizations affecting the Assets, (ix) will not transfer, sell, lease, license, hypothecate, encumber or otherwise dispose of any Assets, except for sales and dispositions of obsolete Equipment made in the ordinary course of Seller’s business, consistent with past practices, (x) will not adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, (xi) will not take or cause to be taken any action that could reasonably be expected to delay the consummation of the transactions contemplated hereby, (xii) will not allow the level of materials included in the inventory to vary materially from the levels customarily maintained, (xiii) will not enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets or the business of the Seller and (xiv) will not commit to do any of the foregoing. Purchaser’s approval of any action restricted by this Section 7.6 shall be considered granted within ten (10) Business Days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s notice to Purchaser requesting such consent unless Purchaser notifies Seller to the contrary in writing during that period. In the event of an emergency, Seller may take such action as a prudent operator would take and shall notify Purchaser of such action promptly thereafter.

Section 7.7 Financial Information.

(a) Prior to and following the Closing, Seller shall and shall use commercially reasonable efforts to cause its officers, employees, accountants, counsel, agents and other third parties to (i) to furnish to Purchaser as promptly as practicable with financial and other pertinent information regarding the Assets as may be reasonably requested by Purchaser, including all financial statements and other financial data of the type required by Regulations S-X and S-K under the Securities Act and of the type customarily included in offering memoranda for private placements under Rule 144A of the Securities Act (the “Financial Statements”), (ii) furnish accountants’ comfort letters, consents and legal opinions as reasonably requested by Purchaser, (iii) to assist in the preparation of offering documents, prospectuses, private placement memoranda and similar documents used in connection with the financing of the purchase of the Assets by Purchaser and (iv) participate in due diligence sessions with Purchaser’s financing sources.

(b) Prior to and following the Closing, Seller shall give Purchaser and its representatives reasonable access during normal business hours to the Assets, Records and other financial data necessary for the preparation of the Financial Statements. If requested, Seller shall execute and deliver to the external audit firm that audits the Financial Statements (the “Audit Firm”) such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information), as may be reasonably requested by the Audit Firm, with respect to the Financial Statements.

(c) Purchaser shall reimburse Seller for all reasonable third party out-of-pocket costs incurred by Seller with respect to Seller’s obligations under Sections 7(a) and 7(b) above.

Section 7.8 Transfer Requirements.

(a) Promptly after the date hereof, Seller shall prepare and send notices to the holders of any required consents to assignment of the Assets requesting consents to the transactions contemplated by this Agreement pursuant to a form of consent to assignment reasonably acceptable to Purchaser. Seller shall use commercially reasonable efforts to cause such consents to assignment to be obtained and delivered prior to the Closing; provided, however, that Seller shall not be required to make payments to or for the benefit of the holders of such rights in order to obtain the required consents.

(b) In no event shall there be transferred at the Closing any Asset for which a consent requirement has not been satisfied (“Retained Assets”). From and after the Closing, Seller shall use its best efforts to obtain the consents so that the Retained Assets can be transferred to Purchaser upon receipt of the consents and all Retained Assets shall be held in trust by Seller for the sole and exclusive benefit of Purchaser. Without in any way limiting the generality of the foregoing, (i) Seller shall keep Purchaser regularly apprised of its efforts to obtain the consents, (ii) promptly after receiving the necessary consents to assignment with respect to any Retained Asset, Seller shall provide such consents to Purchaser and such Retained Asset shall be transferred promptly to Purchaser pursuant to documentation consistent with Section 1.6 and the other applicable provisions of this Agreement, (iii) Seller shall promptly remit to Purchaser all proceeds attributable to the Retained Assets, (iv) Seller shall not sell, pledge or otherwise transfer any Retained Asset without Purchaser’s written consent, (v) Seller shall take all actions with respect to the Retained Assets reasonably requested by Purchaser and (vi) Seller shall protect, defend, indemnify and hold harmless Purchaser from any and all claims, lawsuits and damages (including lost profits) suffered or incurred as a result of or arising out of the Retained Assets not being assigned to Purchaser as of the Closing.

Section 7.9 Tax Matters.

Subject to the provisions of Section 12.3, Seller shall be responsible for all Taxes related to the Assets (other than ad valorem, property, severance and similar Taxes based upon or measured by the ownership or operation of the Assets, which are addressed in Section 1.4) attributable to any period of time at or prior to the Closing Date, and Purchaser shall be responsible for all such Taxes related to the Assets attributable to any period of time after the Closing Date. Regardless of which Party is responsible, Seller shall handle payment to the appropriate Governmental Body of all Taxes with respect to the Assets which are required to be paid on or prior to the Closing (and shall file all Tax Returns with respect to such Taxes). Seller shall deliver to Purchaser within thirty (30) days of filing copies of all Tax Returns filed by Seller after the Closing Date relating to the Assets and any supporting documentation provided by Seller to taxing authorities, excluding Tax Returns related to income tax, franchise tax or other similar Taxes of Seller that relate to Seller’s business generally.

Section 7.10 Further Assurances.

After the Closing, Seller and Purchaser each agrees to take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other Party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.11 Insurance.

Effective as of the Closing Date, Purchaser shall carry and maintain general liability insurance with combined single limits per occurrence of not less than $1,000,000.00 for bodily injury and property damage.

Section 7.12 No Solicitation.

Seller will not, and will cause each of its Affiliates and its and their respective officers, directors, managers, partners, employees, agents or representatives (including any financial or legal advisors or other representatives) not to, directly or indirectly, (a) solicit, initiate or facilitate (by way of furnishing information) any inquiries or proposals regarding any transaction involving, or in any way relating to, the Assets other than the transactions contemplated by this Agreement (a “Competing Transaction”), (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with, a Competing Transaction or (c) enter into any agreement regarding any Competing Transaction.

Section 7.13 Release of Liens.

Prior to or at the Closing, except as disclosed on Schedule 7.13, Seller shall, at its sole cost and expense, cause all liens securing indebtedness for borrowed money (or any other obligations of any Person) and burdening the Assets to be released and evidence thereof reasonably acceptable to Purchaser to be provided to Purchaser.

Section 7.14 Rule 144.

(a) For the one-year period following the Closing Date, Purchaser shall use its commercially reasonable efforts to comply with Rule 144(c) under the Securities Act, and shall give reasonable notice to Seller in accordance with Section 12.2 in the event it fails to comply with such rule during such period. No later than the seventh day after the Resale Restriction Termination Date (as defined in Section 1(a) of the Transfer Restriction Letter), Purchaser shall use its commercially reasonable efforts to cause its transfer agent to provide to the holders of PVR Common Units that have executed Transfer Restriction Letters (and to the Escrow Agent, as holder of the PVR Common Units that are Escrow Units), in exchange for certificates they surrender evidencing such units that bear the legend set forth in Section 2(f) of the Transfer Restriction Letters, certificates evidencing like numbers of units that do not bear such legend.

(b) For the one-year period following the Closing Date, PVG shall use its commercially reasonable efforts to comply with Rule 144(c) under the Securities Act, and shall give reasonable notice to Seller in accordance with Section 12.2 in the event it fails to comply with such rule during such period. No later than the seventh day after the Resale Restriction Termination Date, PVG shall use its commercially reasonable efforts to cause its transfer agent to provide to the holders of PVG Common Units that have executed Transfer Restriction Letters (and to the Escrow Agent, as holder of the PVG Common Units that are Escrow Units), in exchange for certificates they surrender evidencing such units that bear the legend set forth in Section 2(f) of the Transfer Restriction Letters, certificates evidencing like numbers of units that do not bear such legend.

(c) The parties hereto acknowledge that for purposes of Rule 144(d) under the Securities Act, the date which the PVR Common Units and the PVG Common Units (including those deposited in escrow pursuant to the Unit Escrow Agreement) are acquired by Seller is the Closing Date.

(d) Seller and PVG agree that the holders of the PVR Common Units and the PVG Common Units are the intended beneficiaries of their respective covenants in this Section 7.14.

Section 7.15 Updating Disclosure Schedules.

Seller may update Schedule 5.10 between the date hereof and two Business Days prior to the Closing to reflect any contract it enters into after the date hereof that is permitted under Section 7.6 provided that not later than two Business Days prior to the Closing, Seller provides Purchaser with a copy of such updated schedule and a true and correct copy of each such contract. Seller may also update, between the date hereof and two Business Days prior to the Closing, Schedule 5.16 to the extent necessary to reflect expenditures and other commitments approved by Purchaser pursuant to Section 7.6. Additionally, Seller may update, between the date hereof and two Business Days prior to the Closing, Schedule 5.7 to reflect any investigation, proceeding, action, suit, arbitration or other legal proceeding arising in the ordinary course of Seller’s business of which Seller becomes aware after the date hereof to the extent such investigation, proceeding, action, suit, arbitration or other legal proceeding can neither, individually nor in the aggregate, reasonably be expected to be material to the business of operations of the Assets or could reasonably be expected to result in a material decrease in the value of the Assets.

Section 7.16 Amended Gas Gathering Agreement.

(a) If Purchaser notifies Seller prior to the Closing that it desires for the Amended Gas Gathering Agreement to be included in the Assets, then notwithstanding anything to the contrary in this Agreement, the Amended Gas Gathering Agreement shall be so included in the Assets for all purposes of this Agreement and, without limiting the generality of the foregoing, in such event the Amended Gas Gathering Agreement shall be assigned by Seller to Purchaser at the Closing.

(b) If Purchaser does not provide the notice referred to in Section 7.16(a) above, then, at the Closing, Seller, in its capacity as shipper, and Purchaser (or Purchaser’s designee), in its capacity as gatherer, shall enter into a gas gathering agreement (the “Lone Star Gas Gathering Agreement”) in form and substance reasonably acceptable to the Parties, that is consistent in all material respects with the Amended Gas Gathering Agreement, provided that (i) Purchaser shall only be required to provide services under the Lone Star Gas Gathering Agreement to the extent those services are required to allow Seller to provide services that are required to be provided by Seller to Sundance and Mesa pursuant to the Amended Gas Gathering Agreement and (ii) the Lone Star Gas Gathering Agreement shall provide that Seller shall not amend or terminate the Amended Gas Gathering Agreement or waive or assign any of its rights thereunder without the express written consent of Purchaser.

(c) If (i) the Lone Star Gas Gathering Agreement is entered into and (ii) both Mesa (or its successors or assigns) and Purchaser (or its successors or assigns) agree in writing that

Mesa has waived and/or terminated its rights under the Amended Gas Gathering Agreement, then effective as of the time notice thereof is provided to Seller, Mesa shall have no further rights or obligations under the Amended Gas Gathering Agreement and Seller shall have no further rights or obligations with respect to Mesa under the Amended Gas Gathering Agreement.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction on or prior to the Closing of each of the following conditions:

(a) Representations. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct in all material respects, other than representations and warranties that are already qualified as to materiality, which shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date;

(b) Performance. Purchaser shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Pending Litigation. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding (excluding any such matter initiated by Seller or any of its Affiliates) shall be pending before any Governmental Body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Seller or any Affiliate of Seller resulting therefrom;

(d) Deliveries. Purchaser shall have delivered to Seller duly executed counterparts of the Transfer Documents and the other documents and certificates to be delivered by Purchaser under Section 9.3;

(e) Casualty or Condemnation and Title Defects. The aggregate amount by which the Unadjusted Closing Purchase Price would be reduced pursuant to this Agreement as a result of all casualties to the Assets and takings of Assets under right of eminent domain (or similar right) and Title Defects shall be less than $16,000,000 assuming for purposes of this Section 8.1(e) that Purchaser has made an election under Section 3.4(c) and Section 3.5 to reduce the Closing Purchase Price (provided, however, that this condition shall be deemed satisfied if Purchaser elects in its sole discretion to waive the adjustment, if any, in excess of $16,000,000);

(f) Payment. Purchaser shall have paid the required cash portion of the Closing Payment in accordance with Section 9.4(a)(i) and shall have delivered certificates of PVG Common Units and PVR Common Units representing the number of PVG Common Units and PVR Common Units constituting the Equity Payment portion of the Closing Payment in accordance with Section 9.4(a)(ii); and

(g) HSR Act. Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated (by early termination or otherwise).

Section 8.2 Conditions of Purchaser to Closing.

The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject, at the option of Purchaser, to the satisfaction on or prior to the Closing of each of the following conditions:

(a) Representations. The representations and warranties of Seller set forth in Article 5 shall be true and correct in all material respects, other than representations and warranties that are already qualified by Material Adverse Effect, material or similar words, which shall be true and correct in all respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date);

(b) Performance. Seller shall have performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) Pending Litigation. On the Closing Date, no injunction, order or award restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, or granting substantial damages in connection therewith, shall have been issued and remain in force, and no suit, action or other proceeding (excluding any such matter initiated by Purchaser or any of its Affiliates) shall be pending before any Governmental Body of competent jurisdiction seeking to enjoin or restrain or otherwise prohibit the consummation of the transactions contemplated by this Agreement or recover substantial damages from Purchaser or any Affiliate of Purchaser resulting therefrom;

(d) Deliveries. Seller shall have delivered to Purchaser duly executed counterparts of the Transfer Documents and the other documents and certificates to be delivered by Seller under Section 9.2;

(e) Casualty or Condemnation and Title Defects. The aggregate amount of costs, damages and losses (including lost profits) reasonably expected to result from all casualties to the Assets and takings of Assets under right of eminent domain (or similar right) and all Title Defects shall be less than $16,000,000 assuming for purposes of this Section 8.2(e) that Purchaser has made the election under Section 3.4(c) and Section 3.5 to reduce the Closing Purchase Price (provided, however, that this condition shall be deemed satisfied if Purchaser elects in its sole discretion to waive the adjustment, if any, in excess of said $16,000,000);

(f) Governmental Consents. All material consents and approvals of any Governmental Body required for the transfer of the Assets from Seller to Purchaser as contemplated under this Agreement, except consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted (including any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have expired or terminated (by early termination or otherwise)); and

(g) Third Party Consents. The third party consent and approvals of third parties required for the transfer from Seller to Purchaser as contemplated under this Agreement of those Assets set forth on Schedule 8.2(g) hereto shall have been granted pursuant to consents that in form and substance are reasonably acceptable to Purchaser.

ARTICLE 9

CLOSING

Section 9.1 Time and Place of Closing.

(a) Consummation of the purchase and sale transaction as contemplated by this Agreement (the “Closing”), shall, unless otherwise agreed to in writing by Purchaser and Seller, take place at the offices of Kelly Hart & Hallman LLP located at 201 Main Street, Suite 2500, Fort Worth, Texas at 10:00 a.m., local time, on July 17, 2008, or if all conditions in Article 8 to be satisfied prior to the Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the provisions of Article 10. Notwithstanding anything to the contrary, in no event shall Purchaser be obligated to close on or before July 23, 2008.

(b) The date on which the Closing occurs is herein referred to as the “Closing Date.”

Section 9.2 Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller shall deliver or cause to be delivered to Purchaser or a direct or indirect wholly-owned subsidiary of Purchaser designated in writing by Purchaser to Seller prior to the Closing (the “Permitted Assignee”), the following:

(a) the Transfer Documents, in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b) a certificate, duly executed by an authorized corporate officer of Seller, dated as of the Closing Date, certifying on behalf of Seller that the conditions set forth in Sections 8.2(a) and 8.2(b) have been fulfilled;

(c) an original, executed statement described in Treasury Regulation §1.1445-2(b)(2) certifying that Seller is not a foreign person within the meaning of the Code;

(d) a certificate, duly executed by the secretary of LONESTAR Midstream GP LLC (the “Ultimate General Partner”), acting in its capacity as the ultimate general partner of Seller, dated as of the Closing Date, (i) attaching and certifying on behalf of Seller complete and correct copies of (A) the limited partnership agreement of Seller as in effect as of the Closing Date, (B) the resolutions of the sole member of Lonestar OLP GP LLC acting in its capacity as the general partner of Seller, authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, (C) the resolutions of the holders of more than a majority of each of the Class A Units and Class B Units of LONESTAR Midstream Partners LP approving of and consenting to the sale of the Assets as contemplated herein, and (D) the resolutions of the directors of the Ultimate General Partner authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, and (ii) certifying on behalf of Seller the incumbency of each officer of the Ultimate General Partner executing this Agreement or any document delivered in connection with the Closing on behalf of Seller;

(e) the Transfer Restriction Letters in the form of Exhibit E attached hereto (the “Transfer Restriction Letters”), duly executed by all Persons identified on Schedule A of Exhibit E;

(f) if requested by Purchaser, counterparts of a transition services agreement (in form and substance reasonably acceptable to the Parties) between Seller and Purchaser (or the Permitted Assignee) in the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by Seller;

(g) an original, executed IRS Form W-9 on behalf of Seller;

(h) the Non-Compete Agreement in the form of Exhibit G attached hereto (the “Non-Compete Agreement”), duly executed by all Persons identified on Schedule A of Exhibit G;

(i) notice to each counterparty to the Contracts in form and substance reasonably acceptable to the Parties pursuant to which such counterparties are notified of assignment of the Contracts to Purchaser and that all payments pursuant to the Contracts on a going forward basis shall be paid directly to Purchaser or its designee;

(j) the Unit Escrow Agreement in the form of Exhibit H attached hereto as may be modified with the reasonable consent of the Parties (the “Unit Escrow Agreement”), duly executed by Seller and the Unit Escrow Agent; and

(k) all other documents and instruments reasonably required from Purchaser to transfer the Assets to Purchaser.

Section 9.3 Obligations of Purchaser at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser shall deliver or cause to be delivered to Seller (or, in the case of Section 9.3(g), to the Unit Escrow Agent), the following:

(a) a wire transfer of the cash portion of the Closing Payment in same-day funds referred to in Section 9.4(a)(i);

(b) a certificate of each of (i) PVG Common Units representing the number of PVG Common Units required to be delivered pursuant to Section 9.4(a)(ii) and (ii) PVR Common Units representing the number of PVR Common Units required to be delivered pursuant to Section 9.4(a)(ii) (excluding the Escrow Units);

(c) the Transfer Documents, duly executed by Purchaser (or the Permitted Assignee);

(d) a certificate, duly executed by an authorized corporate officer of Purchaser, dated as of the Closing Date, certifying on behalf of Purchaser that the conditions set forth in Sections 8.1(a) and 8.1(b) have been fulfilled;

(e) if requested by Purchaser, the Transition Services Agreement, duly executed by Purchaser (or the Permitted Assignee);

(f) the Non-Compete Agreement duly executed by Purchaser;

(g) the Escrow Units to the escrow agent under the Unit Escrow Agreement (the “Unit Escrow Agent”);

(h) the Unit Escrow Agreement duly executed by Purchaser; and

(i) a certificate, duly executed by the secretary or any assistant secretary of the general partner of Purchaser, dated as of the Closing Date, (i) attaching and certifying on behalf of Purchaser complete and correct copies of the resolutions of the general partner of Purchaser authorizing the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby and (ii) certifying on behalf of Purchaser the incumbency of each officer of the general partner of Purchaser executing this Agreement or any document delivered in connection with the Closing.

Section 9.4 Closing Payment & Post-Closing Closing Purchase Price Adjustments.

(a) Not later than three (3) Business Days prior to the Closing Date, Seller shall prepare and deliver to Purchaser, based upon the best information available to Seller, a preliminary settlement statement estimating the Adjusted Closing Purchase Price after giving effect to all Closing Purchase Price adjustments provided for in this Agreement. The estimate delivered in accordance with this Section 9.4(a) shall constitute the dollar amount to be paid by Purchaser to Seller at the Closing (the “Closing Payment”). The Closing Payment shall be payable as follows:

(i) the Closing Payment (less the aggregate of (A) the portion thereof referred to in Section 9.4(a)(ii) and (B) the amount of the Deposit and all interest earned thereon which shall be released to Seller at the Closing and applied as a credit against the Closing Payment), which amount shall be paid in same-day funds; and

(ii) $80,000,000 of the Closing Payment (the “Equity Payment”) shall be paid by the delivery of (A) a number of PVG Common Units equal to the quotient obtained by dividing $65,000,000 by $32.3384 (i.e. 2,009,995 PVG Common Units) and (B) a number of PVR Common Units equal to the quotient obtained by dividing $15,000,000 by $27.6442 (i.e. 542,610 PVR Common Units); provided, however, that of such units (A) 276,375 PVG Common Units and (B) 74,609 PVR Common Units shall be deposited with the Unit Escrow Agent pursuant to the Unit Escrow Agreement (collectively, the “Escrow Units”) and released by the Unit Escrow Agent in accordance with this Agreement and the Unit Escrow Agreement. The Escrow Units (together with all distributions and income therein made by the issuer in respect thereof) shall be released (or, at Purchaser’s election, the net proceeds of the sale of such Escrow Units shall be released) from the escrow established under the Unit Escrow Agreement to Purchaser to satisfy Seller’s obligations under this Agreement and any agreement delivered pursuant to this Agreement, subject to and in accordance with this Agreement and the Unit Escrow Agreement. For the avoidance of doubt, the prior sentence is not a limitation on Purchaser’s rights and remedies under this Agreement or any other agreement delivered pursuant to this Agreement.

(b) As soon as reasonably practicable after the Closing but not later than one hundred and twenty (120) days following the Closing Date, Seller shall prepare and deliver to Purchaser a statement setting forth the final calculation of the Adjusted Closing Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement. Seller shall at Purchaser’s request supply reasonable documentation available to support any credit, charge, receipt or other item. As soon as reasonably practicable but not later than the 30th day following receipt of Seller’s statement hereunder, Purchaser shall deliver to Seller a written report containing any changes that Purchaser proposes be made to such statement. The Parties shall undertake to agree on the final statement of the Adjusted Closing Purchase Price no later than one hundred eighty (180) days after the Closing Date. In the event that the Parties cannot reach agreement within such period of time, either Party may refer the remaining matters in dispute to a nationally-recognized independent accounting firm as may be accepted by Purchaser and Seller, for review and final determination. The accounting firm shall conduct the arbitration proceedings in Dallas County, Texas in accordance with the Commercial Arbitration Rules of the AAA, to the extent such rules do not conflict with the terms of this Section 9.4. The accounting firm’s determination shall be made within thirty (30) days after submission of the matters in dispute and shall be final and binding on both Parties, without right of appeal. In determining the proper amount of any adjustment to the Closing Purchase Price, the accounting firm shall not increase the Closing Purchase Price more than the increase proposed by Seller nor decrease the Closing Purchase Price more than the decrease proposed by Purchaser, as applicable. The accounting firm shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. Seller and Purchaser shall each bear its own legal fees and other costs of presenting its case. Each Party shall bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the Parties or the accounting firm, as applicable, finally determines the disputed matters, (x) Purchaser shall pay to Seller the amount by which the Adjusted Closing Purchase Price exceeds the Closing Payment or (y) Seller shall pay to Purchaser the amount by which the Closing Payment exceeds the Adjusted Closing Purchase Price, as applicable, and any such payment shall be paid in same-day funds.

(c) All payments made or to be made hereunder to Seller shall be by electronic transfer of immediately available funds to a bank and account specified by Seller in writing to Purchaser, and all payments made or to be made hereunder to Purchaser shall be by electronic transfer of immediately available funds to a bank and account specified by Purchaser in writing to Seller.

ARTICLE 10

TERMINATION

Section 10.1 Termination.

Unless terminated earlier pursuant to other provisions provided herein, this Agreement may be terminated at any time prior to the Closing: (i) by the mutual prior written consent of Seller and Purchaser; or (ii) by Seller, if the Closing has not occurred on or before September 19, 2008 other than due to default or breach by Seller of this Agreement or (iii) by Purchaser, if the Closing has not occurred on or before September 19, 2008, other than due to default or breach of this Agreement by Purchaser.

Section 10.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.6, 6.5, 7.5, 10.1,

10.2, 11.4(b)(vi), 11.8, 11.9.(a), 11.9.(b), 12.1, 12.2, 12.4, 12.6, 12.7, 12.8, 12.9, 12.10, 12.11, 12.12, 12.13, 12.14, 12.15, 12.16, 12.17 and 12.18, all of which shall continue in full force and effect) and Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any Party without any restriction under this Agreement. Notwithstanding anything to the contrary in this Agreement (but subject to the last sentence in this Section 10.2), the termination of this Agreement under Section 10.1(ii) or 10.1(iii) shall not relieve any Party from liability for any willful or negligent failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to the Closing. In the event this Agreement terminates under Sections 10.1(ii) or 10.1(iii) because a Party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed at or prior to the Closing, then (a) Purchaser (where Seller has so willfully or negligently failed to perform or observe in any material respect any of such agreements or covenants) shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and attorneys’ fees in addition to any other relief to which such Party may be entitled and (b) Seller (where Purchaser has so willfully or negligently failed to perform or observe in any material respect any of such agreements or covenants) shall be entitled to receive the Deposit to the extent provided in Section 10.3(a). For the avoidance of doubt, Seller shall have no right to specifically enforce this Agreement to cause Purchaser to close the transactions contemplated by this Agreement and Seller’s sole remedy in the event Purchaser breaches this Agreement prior to the Closing shall be to terminate this Agreement as provided in Section 10.1(ii) and receive the Deposit from the Escrow Agent in accordance with Section 10.3(a).

Section 10.3 Distribution of Deposit Upon Termination.

(a) If Seller terminates this Agreement pursuant to Section 10.1(ii) as the result of any material and willful default or breach by Purchaser of Purchaser’s obligations hereunder, then Seller shall be entitled, as its sole and exclusive remedy, to retain the Deposit as liquidated damages, free of any claims by Purchaser or any other Person with respect thereto. It is expressly stipulated by the Parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for herein are a reasonable estimate by the Parties of such damages.

(b) If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), then Seller shall promptly instruct the Escrow Agent to deliver the Deposit to Purchaser, free of any claims by Seller or any other Person with respect thereto. For the avoidance of doubt, the delivery of the Deposit to Purchaser shall not be a limitation on Purchaser’s rights and remedies under this Agreement.

ARTICLE 11

POST-CLOSING OBLIGATIONS; INDEMNIFICATION;

LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1 Receipts.

Except as otherwise provided in this Agreement, any income, proceeds, receipts and credits attributable to the Assets which are not reflected in the adjustments to the Closing

Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all income, proceeds, receipts and credits earned with respect to the Assets to which Purchaser is entitled under Section 1.4 shall be the sole property and entitlement of Purchaser and, to the extent received by Seller, Seller shall fully disclose, account for and remit the same promptly to Purchaser; and (b) all income, proceeds, receipts and credits earned with respect to the Assets to which Seller is entitled under Section 1.4 shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and remit the same promptly to Seller.

Section 11.2 Expenses.

Any Property Costs which are not reflected in the adjustments to the Closing Purchase Price following the final adjustment pursuant to Section 9.4(b) shall be treated as follows: (a) all Property Costs for which Seller is responsible under Section 1.4 shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same; and (b) all Property Costs for which Purchaser is responsible under Section 1.4 shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same.

Section 11.3 Assumed Seller Obligations.

Without limiting Purchaser’s rights to indemnity under this Article 11, on the Closing Date, Purchaser shall assume and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (i) dismantle, salvage and remove any equipment, structures, materials, platforms, pipelines and property of whatever kind related to or associated with operations and activities conducted on the Facilities or Properties or otherwise pursuant to the Assets, (ii) clean up, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws and (iii) perform all obligations applicable to or imposed on the owner, lessee or operator of the Facilities, Properties, Leases and Easements and related contracts, or as required by applicable Laws or Environmental Laws (all of said obligations and liabilities, subject to the exclusions below, herein being referred to as the “Assumed Seller Obligations”); provided, however, that Purchaser does not accrue any rights or assume any obligations or liabilities of Seller to the extent that they are (and the following do not constitute Assumed Seller Obligations):

(i) attributable to or arise out of the Excluded Assets; or

(ii) the responsibility of Seller under Sections 1.4(b) (including, with respect to Retained Seller Obligations), 2.2, 9.4, 11.1 and 11.2 or matters for which Seller is required to indemnify Purchaser under Section 11.4(c).

Section 11.4 Indemnities.

(a) Definitions. For purposes of this Agreement, the terms “Claim” or “Claims” mean, unless specifically provided otherwise, all claims (including but not limited to those for damage to property, bodily injury and death, personal injury, illness, disease, maintenance, cure, loss of parental and spousal consortium, wrongful death, loss of support, and wrongful termination of employment), damages, liabilities, losses, demands, liens, encumbrances, fines, penalties, causes of action of any kind (including actions for indirect, consequential, punitive and exemplary damages), obligations, costs (including payment of all reasonable attorneys’ fees and costs of litigation), judgments, interest, and awards or amounts, of any kind or character, whether under judicial proceedings, administrative proceedings, investigation by a Governmental Body or otherwise, or conditions in the premises of or attributable to any Person or Persons or any Party, breach of representation or warranty (expressed or implied), under any theory of tort, contract, breach of contract (including any Claims which arise by reason of indemnification or assumption of liability contained in other contracts entered into by an Indemnified Party hereunder), at law or in equity, under statute, or otherwise, arising out of, or incident to or in connection with this Agreement or the ownership or operation of the Assets.

The phrase “REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, WITHOUT LIMITATION, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE PURCHASER INDEMNITEES, THE SELLER INDEMNITEES, INVITEES AND/OR THIRD PARTIES (BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT OF AN INDEMNITEE); AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF PURCHASER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES.

(b) Purchaser Indemnity Obligation. From and after the Closing and subject only to Section 11.4(c) and the limitations contained in Section 11.7, Purchaser shall be responsible for and indemnify, defend, release and hold harmless the Seller Indemnitees from and against all Claims caused by, arising out of or resulting from:

(i) the Assumed Seller Obligations, REGARDLESS OF FAULT;

(ii) the ownership, use or operation of the Assets after the Effective Time, REGARDLESS OF FAULT;

(iii) Purchaser’s breach of any of Purchaser’s covenants or agreements contained in Article 7, REGARDLESS OF FAULT;

(iv) any breach of any representation or warranty made by Purchaser or PVG contained in Article 6 of this Agreement or certification contained in the certificate delivered by Purchaser at the Closing pursuant to Section 9.3(d), REGARDLESS OF FAULT (provided, however, that for purposes of interpretation of the preceding indemnity, Purchaser’s and PVG’s representations and warranties and certifications qualified by “material” or similar words shall be deemed to have been made without the “material” or similar qualification);

(v) the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF FAULT; and

(vi) Purchaser Indemnitees’ access under Section 4.1, Section 7.1 or otherwise to the Assets, the Records and other related activities or information prior to the Closing, REGARDLESS OF FAULT.

(c) Seller Indemnity Obligation. From and after the Closing and subject only to the limitations contained in Section 11.7, Seller shall be responsible for and indemnify, defend and hold harmless the Purchaser Indemnities from and against all Claims caused by, arising out of or resulting from:

(i) the ownership, use or operation of the Excluded Assets, REGARDLESS OF FAULT;

(ii) Seller’s breach of any of Seller’s covenants or agreements contained in Article 7, REGARDLESS OF FAULT;

(iii) any breach of any representation or warranty made by Seller contained in Article 5 of this Agreement or certification contained in the certificate delivered by Seller at the Closing pursuant to Section 9.2(b), REGARDLESS OF FAULT (provided, however, that for purposes of interpretation of the preceding indemnity, Seller’s representations and warranties and certifications qualified by “Material Adverse Effect,” “material” or similar words shall be deemed to have been made without the “Material Adverse Effect,” “material” or similar qualification); and

(iv) the Retained Seller Obligations, REGARDLESS OF FAULT.

(d) Additional Provisions. It is the intention of the Parties that this Article 11 shall govern the allocation of risks and liabilities between Purchaser and Seller except to the extent that it is expressly stated (whether elsewhere in this Article 11 or in some other Article hereof) that the provisions of such other Article (or part thereof) shall control over the terms of all or part of this Article 11.

Notwithstanding anything to the contrary contained in this Agreement, this Section 11.4 contains the Parties’ exclusive remedy against each other after the Closing with respect to breaches of the representations, warranties, covenants and agreements of the Parties contained in Articles 5, 6 and 7 and the affirmations of such representations, warranties, covenants and agreements contained in the certificate delivered by each Party at the Closing pursuant to Sections 9.2(b) or 9.3(d), as applicable. In addition, to the extent Purchaser is entitled to indemnification from Seller pursuant to this Agreement or any other agreement (or is entitled to any other remedy against Seller pursuant to this Agreement and any other agreement) delivered pursuant to this Agreement, Purchaser shall have the right to receive the applicable number of Escrow Units in the possession of the Unit Escrow Agent pursuant to the Unit Escrow Agreement. For the avoidance of doubt, the prior sentence is not a limitation on Purchaser’s rights and remedies under this Agreement or any other agreement delivered pursuant to this Agreement.

Claims for Property Costs and claims in respect of Section 11.1 shall be exclusively handled pursuant to Sections 1.4(b), 2.2, 9.4, 11.1 and 11.2, and shall not be subject to indemnification under this Section 11.4 or limited by Section 11.7. Seller’s obligations with respect to Retained Seller Obligations shall be handled pursuant to Section 1.4(b) and this Section 11.4. For the avoidance of doubt, any limitations on Seller’s liability under Article 11 with respect to Retained Seller Obligations shall not limit Seller’s obligations under Section 1.4(b) with respect to Retained Seller Obligations.

In connection with the Purchaser Indemnitees’ access to the Assets prior to the Closing, the Parties acknowledge that such access may be subject to confidentiality agreements, releases or other agreements required by Seller. In the event of a conflict between the provisions of such agreements and Section 11.4(b)(vi) of this Agreement, Section 11.4(b)(vi) of this Agreement shall control.

Section 11.5 Indemnification Actions.

All claims for indemnification under Section 11.4 shall be asserted and resolved as follows:

(a) For purposes of this Article 11, the term “Indemnifying Party” shall mean the Party having an obligation to indemnify another Person pursuant to the terms of this Agreement. The term “Indemnified Party” shall mean the Person having the right to be indemnified by another Party pursuant to the terms of this Agreement.

(b) To make a claim for indemnification under Section 11.4, and/or any other Article (or part thereof) expressly stating that it controls over the terms of this Article 11 (an “Indemnity Claim”), an Indemnified Party shall notify the Indemnifying Party in writing of its Indemnity Claim, including the specific details of and specific basis under this Agreement for its Indemnity Claim (the “Claim Notice”). The Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim for which it seeks indemnification and shall enclose a copy of all papers (if any) served with respect to the Claim; provided, however, that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 11.5 shall not relieve the Indemnifying Party of its obligations under Section 11.4 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise prejudices the Indemnifying Party’s ability to defend against the Claim. In the event that the Indemnity Claim is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement which was inaccurate or breached.

(c) The Indemnifying Party shall have thirty (30) days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its obligation to defend the Indemnified Party against the relevant Claim at the sole cost and expense of the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within such thirty (30) day period regarding whether the Indemnifying Person admits or denies its obligation to defend the Indemnified Party, it shall be conclusively deemed obligated to provide such indemnification hereunder. The Indemnified Party is authorized, prior to and during such 30-day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.

(d) If the Indemnifying Party admits its obligation to indemnify the Indemnified Party, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest (provided, however, that the Indemnified Party shall not be required to bring any counterclaim or cross-complaint against any Person). The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 11.5(d); provided, however, that the Indemnified Party may file initial pleadings as described in the last sentence of Section 11.5(c) above if required by court or procedural rules to do so within the thirty (30) day period in Section 11.5(c) above. An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).

(e) If the Indemnifying Party does not admit its liability to indemnify the Indemnified Party or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for ten (10) Business Days following receipt of such notice to (i) admit in writing its obligation to indemnify the Indemnified Party from and against the Claim and (ii) if its obligation is so admitted, assume the defense of the Claim, including the right to reject, in its reasonable judgment, the proposed settlement.

Section 11.6 Release.

(a) PURCHASER RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNITEES FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH PURCHASER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNITEES, RELATING DIRECTLY OR INDIRECTLY TO THE ASSETS, INCLUDING WITHOUT LIMITATION CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING, WITHOUT LIMITATION, RIGHTS TO CONTRIBUTION UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION, AND LIABILITY ACT OF 1980, AS AMENDED, REGARDLESS OF FAULT, BUT EXCLUDING MATTERS FOR WHICH PURCHASER IS ENTITLED TO INDEMNITY FROM SELLER; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 11.6(a) CONSTITUTES A RELEASE OF SELLER FROM LIABILITY FOR ANY BREACH OF SELLER’S REPRESENTATIONS, WARRANTIES, COVENANTS OR OTHER OBLIGATIONS SET FORTH IN THIS AGREEMENT OR ANY AGREEMENT, CERTIFICATE OR OTHER DOCUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT.

(b) Purchaser covenants and agrees that it will not attempt to avoid the effect of the release made by it hereinabove by later arguing that at the time of the release it did not fully appreciate the extent of any such Claims, including without limitation, environmental Claims.

Section 11.7 Limitation on Actions.

(a) The representations and warranties of the Parties in Articles 5 and 6 terminate one (1) year after the Closing. The remainder of the representations, warranties, covenants and agreements provided for in this Agreement shall survive the Closing for one (1) year except that covenants and agreements contemplated to be complied with or performed following the Closing shall survive indefinitely, except as otherwise expressly provided in this Agreement. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration, provided that there shall be no termination of any bona fide Claim asserted pursuant to this Agreement with respect to the breach of any such representation, warranty, covenant or agreement on or before its expiration date.

(b) The indemnities in Sections 11.4(b)(iii) and 11.4(b)(iv) and 11.4(c)(ii) and 11.4(c)(iii) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to Claims asserted pursuant to this Agreement with respect to the breach of such representation, warranty, covenant or agreement on or before such termination date. Purchaser’s indemnities in Sections 11.4(b)(i), 11.4(b)(ii), 11.4(b)(v) and 11.4(b)(vi) and Seller’s indemnities under Section 11.4(c)(i) shall continue until the third anniversary of the Closing Date.

(c) Neither Seller nor Purchaser shall have any liability for any indemnification under Section 11.4 until and unless the aggregate amount of the liability for all Claims for which Claim Notices are delivered by Purchaser or Seller, as applicable, exceeds $3,200,000 (the “Deductible”) and then only to the extent such liability exceeds the Deductible. The adjustments to the Closing Purchase Price under Sections 2.2 and 9.4 and any payment or obligation in respect thereof, the provisions of Sections 11.1 and 11.2 and Seller’s obligations with respect to Retained Seller Obligations under Section 1.4(b) and the payment of any obligations in respect thereof shall not be limited by Section 11.7. This Section 11.7(c) shall not limit any indemnification obligation under Section 11.4(c)(i) with respect to Excluded Assets, Section 11.4(c)(iii) with respect to any breach of Section 5.8, Section 11.4(c)(ii) with respect to breaches of covenants set forth in Article 7 that by their nature are performable only at or after the Closing or Section 11.4(c)(iv) with respect to Retained Seller Obligations, nor shall those matters count toward the Deductible.

(d) Notwithstanding anything to the contrary contained elsewhere in this Agreement, neither Party shall be required to indemnify the other Party for aggregate damages under Section 11.4 in excess of $16,000,000; provided, however, that such cap on liability shall not apply to breaches of covenants in Article 7 that, by their nature, are performable at or after the Closing.

Section 11.8 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, OR CERTIFICATION CONTAINED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b), OR IN THE TRANSFER DOCUMENTS, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO PURCHASER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY OPINION, INFORMATION,

PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO PURCHASER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, OR CERTIFICATION CONTAINED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(b), OR IN THE TRANSFER DOCUMENTS, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (III) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (IV) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO PURCHASER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT PURCHASER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT PURCHASER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS PURCHASER DEEMS APPROPRIATE, OR (V) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND PURCHASER SHALL BE DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.9 Waiver of Trade Practices Acts.

(a) It is the intention of the Parties that Purchaser’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction shall be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, Purchaser hereby waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statute; provided, however, that Purchaser does not waive § 17.555 of the DTPA. Purchaser acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5 million or more according to its most recent financial statement prepared in accordance with generally accepted accounting principles; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as contemplated in this Agreement; and that it is not in a significantly disparate bargaining position with Seller.

(b) Purchaser expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Purchaser further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

Section 11.10 Recording.

As soon as practicable after the Closing, Purchaser shall record the Transfer Documents in the appropriate counties and provide Seller with copies of all recorded or approved instruments.

The Transfer Documents are intended to convey all of the Assets (including all of the Facilities, Easements, Leases, Properties, Equipment, Contracts and Records) being conveyed pursuant to this Agreement. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Transfer Documents attached as an Exhibit. Further, such assignments shall be deemed to contain all of the exceptions, reservations, rights, titles, power and privileges set forth herein and in the Transfer Documents as fully and only to the extent as though they were set forth in each such separate assignment.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Delivery of an executed counterpart signature page by facsimile is effective as executing and delivering this Agreement in the presence of the other Party.

Section 12.2 Notice.

All notices which are required or may be given pursuant to this Agreement shall be sufficient in all respects if given in writing and delivered personally, by telecopy, registered or certified mail, postage prepaid, or by recognized courier service as follows:

If to Purchaser:	PENN VIRGINIA RESOURCE PARTNERS, L.P.
Three Radnor Corporate Center, Suite 300
100 Matsonford Road
Radnor, Pennsylvania 19087
Attn: Nancy M. Snyder, Vice President and Chief Administrative Officer Telephone: (610) 687-8900 Telecopy: (610) 687-3688

With a copy to:	VINSON & ELKINS LLP
666 Fifth Avenue, 26th floor
New York, New York 10103 Attn: Allan D. Reiss, Esq. Telephone: (212) 237-0018
Telecopy: (917) 849-5363

If to Seller:	LONE STAR GATHERING, L.P.
300 E. John Carpenter Freeway, Suite 800
Irving, Texas 75062 Attn: J. Patrick Barley President
Telephone: (972) 444-0300 Telecopy: (972) 444-0320

With a copy to:	KELLY HART & HALLMAN LLP 201 Main Street, Suite 2500 Fort Worth, Texas 76102
Attn: Don Plattsmier, Esq. Telephone: (817) 878-3505 Telecopy: (817) 878-9705

Either Party may change its address for notice by notice to the other in the manner set forth above. All notices shall be deemed to have been duly given at the time of receipt by the Party to which such notice is addressed.

Section 12.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Purchaser shall bear any sales, use, excise, real property transfer or gain, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees incurred and imposed upon, or with respect to, the property transfers or other transactions contemplated hereby. Notwithstanding the foregoing, Seller agrees to make an adjustment reducing the Adjusted Closing Purchase Price in an amount equal to one-half of any such Taxes due. Seller and Purchaser agree to cooperate in determining the amount of any sales or motor vehicle transfer tax, if any, due in connection with the sale of Assets, and Seller and Purchaser shall use commercially reasonable efforts and cooperate in good faith to structure the transfer of the Assets in order to qualify for any applicable exemption from such taxes or fees, including the filing or furnishing to the other of an appropriate certificate or other evidence of exemption.

Section 12.4 Expenses.

Except as provided in Section 12.3, all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Transfer Documents delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, shall be borne solely and entirely by Seller, and all such expenses incurred by Purchaser shall be borne solely and entirely by Purchaser.

Section 12.5 Replacement of Bonds, Letters of Credit and Guarantees.

The Parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Seller with Governmental Bodies and relating to the Assets may be transferable to Purchaser. Promptly following the Closing, Purchaser shall obtain, or cause to be obtained in the name of Purchaser, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller or to consummate the transactions contemplated by this Agreement. Schedule 12.5 identifies the bonds, letters of credit and guarantees posted by Seller that need to be replaced as aforesaid.

Section 12.6 Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER SHALL BE PROPER ONLY IN DALLAS, TEXAS.

Section 12.7 Captions.

The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 12.8 Waivers.

Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the Party to whom such compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.9 Assignment.

No Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Party, and any assignment or delegation made without such consent shall be void; provided, however, that Purchaser shall be entitled to assign its rights and obligations (but not its obligations that are performable solely at or prior to the Closing) under this Agreement to a Permitted Assignee; and provided, further, that Purchaser shall be entitled to assign its rights and obligations under Section 2.5. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. In the event this Agreement is assigned by Purchaser to a Permitted Assignee, then, from and after the Closing, Purchaser shall be deemed for all purposes to be released by Seller in full from all obligations under this Agreement and Seller shall look solely to the Permitted Assignee for the performance of all obligations that otherwise would be owed by Purchaser under this Agreement or any of the other agreements executed and delivered pursuant to this Agreement. Notwithstanding anything to the contrary, nothing in this Section 12.9 constitutes a release by Purchaser from its obligation to pay the Closing Purchase Price as adjusted pursuant to this Agreement.

Section 12.10 Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof.

Section 12.11 Amendment.

(a) This Agreement may be amended or modified only by an agreement in writing executed by both Parties.

(b) No waiver of any right under this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

Section 12.12 No Third-Party Beneficiaries.

Nothing in this Agreement shall entitle any Person other than Purchaser and Seller to any Claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnitees and the Purchaser Indemnitees (provided, however, that any claim for indemnity hereunder on behalf of a Seller Indemnitee or a Purchaser Indemnitee must be made and administered by a Party to this Agreement).

Section 12.13 References.

In this Agreement:

(a) References to any gender includes a reference to all other genders;

(b) References to the singular includes the plural, and vice versa;

(c) Reference to any Article or Section means an Article or Section of this Agreement;

(d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not any particular Section or other provision of this Agreement; and

(f) References to “include” and “including” shall mean include or including without limiting the generality of the description preceding such term.

Section 12.14 Construction.

Purchaser is a Party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent purchaser would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Each of Seller and Purchaser has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated hereby. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. In the event of a dispute over the meaning or application of this Agreement, it shall be construed fairly and reasonably and neither more strongly for nor against either Party.

Section 12.15 Limitation on Damages.

Notwithstanding any other provision contained elsewhere in this Agreement to the contrary, the Parties acknowledge that this Agreement does not authorize one Party to sue for or collect from the other Party its own punitive damages or its own consequential or indirect damages in connection with this Agreement and the transactions contemplated hereby, and each Party expressly waives for itself and on behalf of its Affiliates, any and all Claims it may have against the other Party for its own such damages in connection with this Agreement and the transactions contemplated hereby.

Section 12.16 Conspicuousness.

The Parties agree that provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 12.17 Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either Party.

Section 12.18 Time of Essence.

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.19 Employee Matters.

Prior to and after the Closing, Purchaser or its Affiliates shall have the right to interview and make offers of employment to the employees of Seller or its Affiliates employed in connection with the operation of the Assets effective as of the Closing Date, but Purchaser shall be under no obligation to do so. If Purchaser extends any offer of employment to an employee of Seller between the date of this Agreement and the Closing and such employee accepts such employment, Seller agrees that, for a period of one (1) year from the Closing, it shall not (and it shall cause its Affiliates not to) directly or indirectly solicit or hire such employee as an employee, consultant or otherwise. Seller also agrees that between the date of this Agreement and the Closing, Seller shall not discuss (and shall cause its Affiliates not to discuss) employment opportunities and terms covering the period from and after the Closing with such employee.

Section 12.20 Change of Name.

As promptly as reasonably practicable after the Closing, but in any case within ninety (90) days after the Closing Date, Purchaser shall eliminate the names “Lone Star Gathering, L.P.”, “Lonestar Midstream”, “Lone Star”, “Lonestar” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates; provided that Purchaser uses good faith, diligent and reasonable efforts to comply, and does substantially comply, with the provisions of this Section 12.20 that require Purchaser to cease use of Seller’s identified marks and names by the expiration of the specified time periods, Purchaser shall not be in breach or default of this Agreement; provided, however, that in the event that Purchaser discovers (whether by notice from Seller or otherwise) after the expiration of the respective time period referenced in this Section 12.20 that such mark or name of Seller has not been removed or replaced as required herein, Purchaser shall promptly remove or replace such mark or name of Seller as provided herein.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, this Agreement has been signed by each of the Parties on the date first above written.

PURCHASER:

PENN VIRGINIA RESOURCE PARTNERS, L.P.

By:	PENN VIRGINIA RESOURCE GP, LLC, its general partner

By:	/s/ RONALD K. PAGE
Name:	Ronald K. Page
Title:	Co-President & Chief Operating Officer–Midstream

SELLER:

LONE STAR GATHERING, L.P.

By:	LONESTAR OLP GP LLC, its general partner

	By:	LONESTAR MIDSTREAM PARTNERS, LP, its sole member

		By:	LSMP GP LP, its general partner

			By:	LONESTAR MIDSTREAM GP LLC, its general partner

By:	/s/ J. PATRICK BARLEY
Name:	J. Patrick Barley
Title:	President & CEO

The undersigned hereby joins in the execution and delivery of this Agreement solely for purposes of Sections 6.11(a), 6.12(a) and 7.14(b).

PENN VIRGINIA GP HOLDINGS, L.P.

By:	PVG GP, LLC, its general partner

By:	/s/ NANCY M. SNYDER
Name:	Nancy M. Snyder
Title:	Vice President

Signature Page

Purchase and Sale Agreement

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT

This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this “Amendment”) is made and entered into as of July 17, 2008 by and between Penn Virginia Resource Partners, L.P., a Delaware limited partnership (“Purchaser”), and Lone Star Gathering, L.P., a Texas limited partnership (“Seller”).

RECITALS

WHEREAS, the parties hereto entered into the Purchase and Sale Agreement dated June 17, 2008 by and between Purchaser and Seller (as amended, modified or otherwise supplemented, the “Purchase Agreement”); and

WHEREAS, pursuant to Section 12.11 of the Purchase Agreement, the parties hereto desire to amend the Purchase Agreement and waive certain provisions thereof as set forth herein, on and subject to the terms and conditions set forth in this Amendment;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:

1. Defined Terms. Except as otherwise defined in this Amendment, all capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Purchase Agreement.

2. Amendment to Certain Schedules to the Purchase Agreement. Each of Schedule 1.2(f) (Contracts), Schedule 5.15 (Transfer Requirements) and Schedule 8.2(g) (Third Party Consents) to the Purchase Agreement is hereby amended by inserting the following additional disclosure to each of them:

“Gas Gathering Agreement effective as of March 17, 2005 by and among Seller, Sundance Resources, Inc. and Mesa Petroleum Partners LP, as amended by Amendment No. 1, dated and effective as of February 1, 2006 and amended by Amendment No. 2, dated as of June 13, 2008.”

3. General Provisions.

3.1. Other than as set forth in Section 2 hereof, the terms and conditions of the Purchase Agreement shall remain in full force and effect and are hereby expressly ratified and confirmed.

3.2. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas without regard to principles of conflicts of laws otherwise applicable to such determinations. Jurisdiction and venue with respect to any disputes arising hereunder shall be proper only in Dallas, Texas.

3.3. The headings contained in this Amendment are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Amendment.

3.4. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed an original, but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Purchase and Sale Agreement as of the date first written above.

PURCHASER:

PENN VIRGINIA RESOURCE PARTNERS, L.P.

By:	PENN VIRGINIA RESOURCE GP, LLC, its general partner

	By:	/s/ NANCY M. SNYDER
	Name:	Nancy M. Snyder
	Title:	Vice President and Chief Administrative Officer

SELLER:

LONE STAR GATHERING, L.P.

By:	LONESTAR OLP GP LLC, its general partner

	By:	LONESTAR MIDSTREAM PARTNERS, LP., its sole member

		By:	LSMP GP LP, its general partner

			By:	LONESTAR MIDSTREAM GP LLC, its general partner

				By:	/s/ J. PATRICK BARLEY
				Name:	J. Patrick Barley
				Title:	President & CEO

Signature Page to First Amendment to Purchase and Sale Agreement